EXHIBIT 10.3
                                                                 EXECUTION COPY
                                CREDIT AGREEMENT

                                      Among

                             BAYOU STEEL CORPORATION

                            The Lenders Named Herein

                                       And

                                 CHEMICAL BANK,

                                    as Agent

                      Dated as of June 28, 1989, as amended
                        and restated through June 1, 1995

                                TABLE OF CONTENTS
                                                                     PAGE
                                                                     ----
ARTICLE I.  DEFINITIONS..............................................  1
      SECTION 1.01.  DEFINED TERMS...................................  1
      SECTION 1.02.  TERMS GENERALLY................................. 26

ARTICLE II.  THE CREDITS............................................. 27
      SECTION 2.01.  COMMITMENTS..................................... 27
      SECTION 2.02.  LOANS........................................... 28
      SECTION 2.03.  NOTICE OF BORROWINGS............................ 29
      SECTION 2.04.  NOTES; REPAYMENT OF LOANS....................... 30
      SECTION 2.05.  FEES............................................ 30
      SECTION 2.06.  INTEREST ON LOANS............................... 31
      SECTION 2.07.  DEFAULT INTEREST................................ 31
      SECTION 2.08.  ALTERNATE RATE OF INTEREST...................... 32
      SECTION 2.09.  TERMINATION AND REDUCTION OF
            COMMITMENTS.............................................. 32
      SECTION 2.10.  PREPAYMENT...................................... 32
      SECTION 2.11.  RESERVE REQUIREMENTS; CHANGE IN
            CIRCUMSTANCES............................................ 33
      SECTION 2.12.  CHANGE IN LEGALITY.............................. 35
      SECTION 2.13.  INDEMNITY....................................... 36
      SECTION 2.14.  PRO RATA TREATMENT.............................. 36
      SECTION 2.15.  SHARING OF SETOFFS.............................. 37
      SECTION 2.16.  PAYMENTS........................................ 37
      SECTION 2.17.  TAXES........................................... 38

ARTICLE III.  LETTERS OF CREDIT...................................... 40
      SECTION 3.01.  ISSUANCE OF LETTERS OF CREDIT;
            LENDER PARTICIPANTS...................................... 40
      SECTION 3.02.  REQUEST FOR ISSUANCE............................ 42
      SECTION 3.03.  PAYMENT; REIMBURSEMENT.......................... 42
      SECTION 3.04.  PAYMENTS IN RESPECT OF INCREASED
            COSTS.................................................... 44
      SECTION 3.05.  FEES............................................ 46

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.......................... 47
      SECTION 4.01.  ORGANIZATION; POWERS............................ 47
      SECTION 4.02.  AUTHORIZATION................................... 47
      SECTION 4.03.  ENFORCEABILITY.................................. 47
      SECTION 4.04.  GOVERNMENTAL APPROVALS.......................... 47
      SECTION 4.05.  FINANCIAL STATEMENTS............................ 48
      SECTION 4.06.  NO MATERIAL ADVERSE CHANGE...................... 48
      SECTION 4.07.  TITLE TO PROPERTIES; POSSESSION
            UNDER LEASES............................................. 48
      SECTION 4.08.  SUBSIDIARIES.................................... 49
      SECTION 4.09.  LITIGATION; COMPLIANCE WITH LAWS................ 49
      SECTION 4.10.  AGREEMENTS...................................... 50
      SECTION 4.11.  FEDERAL RESERVE REGULATIONS..................... 50
      SECTION 4.12.  INVESTMENT COMPANY ACT; PUBLIC
            UTILITY HOLDING COMPANY ACT.............................. 50
      SECTION 4.13.  USE OF PROCEEDS................................. 50
      SECTION 4.14.  TAX RETURNS..................................... 51

                                       (i)

      SECTION 4.15.  NO MATERIAL MISSTATEMENTS....................... 51
      SECTION 4.16.  EMPLOYEE BENEFIT PLANS.......................... 51
      SECTION 4.17.  ENVIRONMENTAL AND SAFETY MATTERS................ 51
      SECTION 4.18.  SECURITY AGREEMENT.............................. 52

ARTICLE V.  CONDITIONS OF LENDING.................................... 52
      SECTION 5.01.  ALL BORROWINGS.................................. 52
      SECTION 5.02.  FIRST BORROWING................................. 53

ARTICLE VI.  AFFIRMATIVE COVENANTS................................... 56
      SECTION 6.01.  EXISTENCE; BUSINESSES AND
            PROPERTIES............................................... 56
      SECTION 6.02.  INSURANCE....................................... 56
      SECTION 6.03.  OBLIGATIONS AND TAXES........................... 57
      SECTION 6.04.  FINANCIAL STATEMENTS, REPORTS,
            ETC...................................................... 57
      SECTION 6.05.  LITIGATION AND OTHER NOTICES.................... 59
      SECTION 6.06.  ERISA........................................... 60
      SECTION 6.07.  MAINTAINING RECORDS; ACCESS TO
            PROPERTIES AND INSPECTIONS............................... 60
      SECTION 6.08.  USE OF PROCEEDS................................. 61
      SECTION 6.09.  FISCAL YEAR-END................................. 61
      SECTION 6.10.  FURTHER ASSURANCES.............................. 61
      SECTION 6.11.  BAYOU (TENNESSEE) INDEBTEDNESS TO
            CASH FLOW................................................ 61
      SECTION 6.12.  BAYOU (TENNESSEE) CASH FLOW TO
            PRINCIPAL DUE............................................ 61
      SECTION 6.13.  MAINTENANCE OF BAYOU (TENNESSEE)
            BORROWING BASE........................................... 62
      SECTION 6.14.  LANDLORD'S WAIVER AND CONSENT................... 62
      SECTION 6.15.  LITIGATION SCHEDULE............................. 62

ARTICLE VII.  NEGATIVE COVENANTS..................................... 62
      SECTION 7.01.  INDEBTEDNESS.................................... 62
      SECTION 7.02.  LIENS........................................... 63
      SECTION 7.03.  SALE AND LEASE-BACK TRANSACTIONS................ 65
      SECTION 7.04.  INVESTMENTS, LOANS AND ADVANCES................. 65
      SECTION 7.05.  MERGERS, CONSOLIDATIONS AND SALES
            OF ASSETS................................................ 66
      SECTION 7.06.  DIVIDENDS AND DISTRIBUTIONS..................... 66
      SECTION 7.07.  TRANSACTIONS WITH AFFILIATES.................... 67
      SECTION 7.08.  BUSINESS OF BORROWER AND RECOURSE
            SUBSIDIARIES............................................. 67
      SECTION 7.09.  RESTRICTED EXPENDITURES......................... 68
      SECTION 7.10.  ACQUISITION EXPENDITURES........................ 68
      SECTION 7.11.  CURRENT RATIO................................... 68
      SECTION 7.12.  TANGIBLE NET WORTH.............................. 68
      SECTION 7.13.  DEBT TO CAPITALIZATION.......................... 68
      SECTION 7.14.  INTEREST EXPENSE COVERAGE RATIO................. 69
      SECTION 7.15.  AMENDMENTS...................................... 69
      SECTION 7.16.  INDEMNITY....................................... 70

ARTICLE VIII.  EVENTS OF DEFAULT..................................... 70

ARTICLE IX.  THE AGENT............................................... 75

                                      (ii)

ARTICLE X.  MISCELLANEOUS............................................ 78
      SECTION 10.01.  NOTICES........................................ 78
      SECTION 10.02.  SURVIVAL OF AGREEMENT.......................... 79
      SECTION 10.03.  BINDING EFFECT................................. 79
      SECTION 10.04.  SUCCESSORS AND ASSIGNS......................... 80
      SECTION 10.05.  EXPENSES; INDEMNITY............................ 83
      SECTION 10.06.  RIGHT OF SETOFF................................ 84
      SECTION 10.07.  APPLICABLE LAW................................. 85
      SECTION 10.08.  WAIVERS; AMENDMENT............................. 85
      SECTION 10.09.  INTEREST RATE LIMITATION....................... 86
      SECTION 10.10.  ENTIRE AGREEMENT............................... 86
      SECTION 10.11.  WAIVER OF JURY TRIAL........................... 86
      SECTION 10.12.  SEVERABILITY................................... 87
      SECTION 10.13.  COUNTERPARTS................................... 87
      SECTION 10.14.  HEADINGS....................................... 87
      SECTION 10.15.  JURISDICTION; CONSENT TO SERVICE
            OF PROCESS............................................... 87
      SECTION 10.16.  CONFIDENTIALITY................................ 88

                                      (iii)

References

Schedule 2.01             Lenders and Commitments
Schedule 4.04             Government Approvals
Schedule 4.09             Litigation
Schedule 4.16             Employee Benefit Plans
Schedule 4.17(a)          Environmental Litigation
Schedule 4.17(b)          Environmental Liabilities
Schedule 5.01(d)          Form of Borrowing Base Certificate
Schedule 7.01             Indebtedness
Schedule 7.02             Liens
Schedule 7.09             Budgeted Capital Expenditures

Exhibit A                 Form of Promissory Note
Exhibit B                 Form of Revolving Credit Guarantee
Exhibit C                 Form of Security Agreement
Exhibit D                 Form of Opinion
Exhibit E                 Form of Opinion
Exhibit F                 Form of Opinion
Exhibit G-1               Form of First Mortgage Indenture
                             Intercreditor Agreement
Exhibit G-2               Form of Hibernia Facility Intercreditor
                          Agreement
Exhibit H                 Form of Subordination Provisions
Exhibit I                 Form of Landlord Waiver and Consent
Exhibit J                 Assignment and Acceptance

                                      (iv)

            CREDIT AGREEMENT dated as of June 28, 1989, as amended and restated through June 1, 1995, among BAYOU STEEL CORPORATION, a Delaware corporation (the "BORROWER"), the several banks and other financial institutions from time to time parties to this Agreement (the "LENDERS") and CHEMICAL BANK, a New York banking corporation, as agent for the Lenders hereunder (in such capacity, the "AGENT").

            WHEREAS, the Borrower, the Lenders (the "ORIGINAL LENDERS") party to this Agreement on June 1, 1995 and the Agent are parties to the Credit Agreement dated as of June 28, 1989, as amended and restated through November 23, 1993 and as in effect immediately prior to the effectiveness of this Agreement (the "ORIGINAL CREDIT AGREEMENT");

            WHEREAS, the parties to the Original Credit Agreement wish to amend and restate the Original Credit Agreement pursuant to this Agreement in order, INTER ALIA, to increase the aggregate Commitments to $45,000,000, to extend the Maturity Date and to amend certain covenants; and

            WHEREAS, the parties hereto have elected to amend and restate the Original Credit Agreement pursuant to this Agreement rather than amend the Original Credit Agreement or enter into a new credit agreement for their convenience and intend that all indebtedness, obligations and liens created under the Original Credit Agreement and the other Loan Documents be continued hereunder and thereunder and remain in full force and effect and not be discharged, paid, satisfied or cancelled;

            NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I. DEFINITIONS

            SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

            "ABR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

            "ACCOUNT DEBTOR" shall mean any Person who is obligated to the Borrower under, with respect to or on account of an Account.

            "ACCOUNTS" shall mean any and all rights of the Borrower to payment for goods and services sold, leased or otherwise provided by the Borrower, including any such right evidenced by chattel paper, whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, including, without limitation, accounts receivable from Affiliates or employees of the Borrower.

            "ACCOUNTS RECEIVABLE" shall mean all Accounts and all rights in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary.

            "ACQUISITION" shall mean the acquisition by the Borrower of substantially all of the assets of Tennessee Valley Steel Corporation, a Tennessee corporation, pursuant to the TVS Asset Purchase Agreement.

            "ACQUISITION EXPENDITURES" shall mean, for the Borrower in respect of any period, the aggregate of all expenditures by the Borrower during such period to acquire, by purchase or otherwise, either (a) the assets of any Person other than any Subsidiary which constitute substantially all of an operating unit or business of such Person or (b) all the capital stock of or other beneficial ownership interests in another Person other than any Subsidiary.

            "ADJUSTED LIBO RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. For purposes hereof, the term "LIBO Rate" shall mean the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to Chemical's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "AFFILIATE" shall mean, with respect to a corporation, any person (including any member of the immediate family of any natural person) which directly or indirectly beneficially owns or controls 5% or more of the total voting power of shares of capital stock of such corporation having the right to vote for directors under ordinary circumstances, any person controlling, controlled by or under common control with any such corporation (within the meaning of Rule 405 under the Securities Act of 1933), and any director or executive officer of any such corporation.

            "AGGREGATE AMOUNT" shall be as defined in Section 5.01(d).

            "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1-1/8% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chemical as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds

Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

            "APPLICABLE MARGIN": for each Type of Loan at any time, the Leverage Ratio as set forth under the relevant column heading below:

                                              EURODOLLAR
LEVERAGE RATIO                                  LOANS       ABR LOANS
- --------------                                ----------    ---------
Less than 2.0                                   1.50%         0.25%

2.0 and above but less than 3.0                 1.75%         0.50%

3.0 and above but less than 4.0                 2.00%         0.75%

4.0 and above but less than 5.0                 2.25%         1.00%

5.0 and above but less than 6.0                 2.50%         1.25%

6.0 and above                                   3.00%         1.75%

The Applicable Margin for any date shall be determined by reference to the Leverage Ratio as of the last day of the fiscal quarter most recently ended, and any change in the Applicable Margin shall become effective upon the delivery to the Agent of a certificate of a Responsible Officer of the Borrower (which certificate may be delivered prior to delivery of the relevant financial statements) with respect to the financial statements to be delivered pursuant to
Section 6.04 for the most recently ended fiscal quarter (a) setting forth in reasonable detail the calculation of the Leverage Ratio at the end of such fiscal quarter and (b) stating that the signer has reviewed the terms of this Agreement and other Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the applicable fiscal quarter, and that the signer does not have knowledge of the existence as of the date of such officers' certificate of any Event of Default or Default and any such change in the Applicable Margin shall apply (i) in the case of the ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of the Eurodollar Loans, to Eurodollar Loans outstanding on such delivery date or made on and after such delivery date. It is understood that the foregoing certificate of a Responsible Officer shall be permitted to be delivered prior to, but in no event later than, the time of the actual delivery of the financial statements required to be delivered pursuant to
Section 6.04. Notwithstanding the foregoing, (i) at all times from the Closing Date to the date on which the first certificate required under Section 6.04(d) is delivered, the Applicable Margin shall be (x) for

Eurodollar Loans, 2.25% and (y) for ABR Loans, 1.00% and (ii) if the Borrower fails to deliver the certificate required under Section 6.04(d) with respect to a fiscal quarter, then at all times from and including the date the delivery thereof is due until such certificate is delivered, the Leverage Ratio shall be deemed, solely for the purposes of this definition, to be greater than 6.0 to 1.0.

            "ASSESSMENT RATE" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Agent (in good faith, but in no event in excess of statutory or regulatory maximums) as the then current net annual assessment rate that will be employed in determining amounts payable by Chemical to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Agent's domestic offices.

            "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in the form of Exhibit J or such other form as shall be approved by the Agent.

            "BAYOU SCRAP" shall mean Bayou Steel Scrap Corporation, a Delaware corporation and a subsidiary of the Borrower.

            "BAYOU (TENNESSEE)" shall mean Bayou Steel Corporation (Tennessee), a Delaware corporation.

            "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

            "BORROWING" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

            "BORROWING BASE" shall mean (x) the sum of 80% of the Eligible Accounts Receivable and 55% of the Eligible Inventory (excluding any Eligible Inventory located in Tennessee (unless there shall have been created in favor of the Collateral Agent for the benefit of the Lenders a first priority perfected security interest in such Eligible Inventory)) MINUS (y) the sum of (i) the aggregate principal amount of the Term Loans outstanding at any time PLUS (ii) interest payable on such Term Loans for the next fiscal quarter.

            "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of
Schedule 5.01(d), duly completed and executed by a Financial Officer.

            "BUDGETED CAPITAL EXPENDITURES" shall mean the Capital Expenditures set forth on Schedule 7.09 hereto.

            "BUSINESS DAY" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which lenders are open for business in New York City; PROVIDED, HOWEVER, that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which lenders are not open for dealings in dollar deposits in the London interbank market.

            "CAPITAL EXPENDITURES" shall mean, for the Borrower and its Recourse Subsidiaries in respect of any period, the aggregate of all expenditures by the Borrower and its Recourse Subsidiaries during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the consolidated statement of cash flows of the Borrower, excluding therefrom any such expenditures constituting Acquisition Expenditures.

            "CAPITAL LEASE OBLIGATIONS" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "CAPITALIZATION" for any person shall mean the sum of (i) such person's Funded Indebtedness plus (ii) such person's Tangible Net Worth.

            "CASH FLOW" for Bayou (Tennessee) shall mean, for any period, (i) EBITDA of Bayou (Tennessee) for such period PLUS (ii) cash equity contributed by the Borrower to Bayou (Tennessee) during such period (excluding cash equity used to repay, on the Closing Date, amounts outstanding under all loans from the Borrower to Bayou (Tennessee) as of the Closing Date (such amounts not to be reborrowed by Bayou (Tennessee)) PLUS (iii) without duplication, cash on hand of Bayou (Tennessee) on the last day of such period.

            A "CHANGE IN CONTROL" shall be deemed to have occurred if the Owners shall cease to beneficially own securities of the Borrower representing in the aggregate at least 51% of the combined voting power of the Borrower's then outstanding securities. For purposes of this definition, a person shall be deemed to "beneficially own" a security if such person, directly or indirectly, has the power to vote, or to direct the voting of, such security.

            "CHEMICAL" shall mean Chemical Bank.

            "CLOSING DATE" shall mean the date on which the conditions precedent set forth in Section 5.02 shall be satisfied.

            "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

            "COLLATERAL" shall mean all Collateral as defined in the Security Agreement.

            "COLLATERAL AGENT" shall mean the Agent, as collateral agent for the Lenders and the Term Loan Lenders under the Security Agreement.

            "COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth in Section 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

            "COMMITMENT FEE" shall have the meaning assigned to such term in
Section 2.05(a).

            "COMMITMENT PERCENTAGE" shall mean, with respect to any Lender, the ratio (expressed as a percentage) of such Lender's Commitment to the Total Commitment.

            "CONSOLIDATED" shall mean, as to any Person, as applied to any financial or accounting term, such term determined on a consolidated basis for such Person and its recourse subsidiaries in accordance with GAAP (except as otherwise required herein). When used in connection with the Borrower, "Consolidated" shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis for the Borrower and its Recourse Subsidiaries in accordance with GAAP (except as otherwise required herein).

            "CONSOLIDATED EBITDA" shall mean, with respect to the Borrower and its Recourse Subsidiaries, computed on a Consolidated basis for any period, the sum of (i) Net Income for such period, (ii) Interest Expense for such period,
(iii) Federal, state and local income and franchise taxes deducted from revenue in determining such Net Income and (iv) depreciation and amortization deducted from revenue in determining such Net Income.

            "CONSOLIDATED FIXED CHARGES" shall mean, with respect to the Borrower and its Recourse Subsidiaries, computed on a Consolidated basis for any period, the Interest Expense incurred in such period.

            "CURRENT ASSETS" shall mean, with respect to any person at any date, the aggregate amount of all assets of such person which would be classified as current assets at such date, computed and calculated in accordance with GAAP.

            "CURRENT LIABILITIES" shall mean, with respect to any person at any date, the aggregate amount of all liabilities of such person (including tax and other proper accruals) which would be classified as current liabilities at such date, computed and calculated in accordance with GAAP, but, for purposes of this Agreement, excluding the current portion of long-term Indebtedness.

            "DEFAULT" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

            "DETERMINATION DATE" shall have the meaning assigned such term in
Section 6.04(c).

            "DOLLARS" or "$" shall mean lawful money of the United States of America.

            "DUE DATE" shall mean the date on which payment is due with respect to an Account.

            "EBITDA" shall mean, for any Person, for any period, the sum of (i) Net Income for such period, (ii) Interest Expense for such period, (iii) Federal, state and local income and franchise taxes deducted from revenue in determining such Net Income and (iv) depreciation and amortization deducted from revenue in determining such Net Income.

            "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean Accounts of the Borrower payable in United States Dollars reduced by the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement. Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if and to the extent:

            (a) it arises out of a sale made by the Borrower to an Affiliate or an administrative charge to an Affiliate; or

            (b) the Account is unpaid more than 90 days after the original invoice date; PROVIDED, HOWEVER, that Accounts may remain unpaid up to 180 days after the original invoice date if (i) such Accounts are supported and secured by an irrevocable letter of credit or other credit insurance, in a form or forms, and issued or confirmed by a financial institution, meeting criteria reasonably specified from time to time by the Agent after consultation with the Borrower

(together with sufficient documentation to permit direct draws by the Agent) and
(ii) such Accounts do not exceed in the aggregate 15% of all Eligible Accounts Receivable in the then current Borrowing Base; or

            (c) it is from an Account Debtor (or any Affiliate thereof) and 25% or more, in face amount, of all Accounts from such Account Debtor (or any Affiliate thereof) are ineligible pursuant to (b) above; or

            (d) the Account does not satisfy the Borrower's credit and collection policies or has been or should have been charged off in conformity with such credit and collection policies; or

            (e) the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, unless the Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

            (f) the Account, when aggregated with all other Accounts of the Account Debtor and its Affiliates, exceeds 15% or, in the event that the Account Debtor is Trinity Industries, Inc., 25%, in face value of all Eligible Accounts Receivable of the Borrower then outstanding; PROVIDED, HOWEVER, that Accounts which (i) have terms not exceeding 30 days and/or are payable within 30 days (or in the event that the Account Debtor is Trinity Industries, Inc., have terms not exceeding 60 days and/or are payable within 60 days) and (ii) are supported or secured by an irrevocable letter of credit or other credit insurance, in a form or forms, and issued or confirmed by a financial institution, meeting criteria reasonably specified from time to time by the Agent after consultation with the Borrower (together with sufficient documentation to permit direct draws by the Agent) shall be excluded to the extent of the face amount of such letter of credit or credit insurance for the purposes of such calculation; or

            (g) (i) the Account Debtor is also a creditor of the Borrower, (ii) the Account Debtor has disputed its liability on, or the Account Debtor has made any claim or defense with respect to, such Account or any other Account due from such Account Debtor to the Borrower, which has not been resolved or (iii) the Account otherwise is or may become subject to any right of setoff by the Account Debtor; PROVIDED, THAT any Account deemed ineligible pursuant to this clause (g) shall only be ineligible to the extent of the amount owed by the Borrower to the Account Debtor, the amount of such dispute, claim or defense, or the amount of such setoff, as applicable; PROVIDED, FURTHER, that routine adjustments to an Account common in the industry in which the Borrower engages and common to the Borrower's business, such as for volume or quantity differences, will be deemed not to constitute a dispute, claim, defense to setoff; or

            (h) any bankruptcy, insolvency or similar event or proceeding has occurred or commenced and is continuing with respect to the Account Debtor, unless the payment of Accounts from such Account Debtor is secured in a manner satisfactory to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, the Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

            (i) the sale is to an Account Debtor outside the continental United States or Canada, unless the Account Debtor thereon has supplied the Borrower with an irrevocable letter of credit or other credit insurance, in a form or forms, and issued or confirmed by a financial institution, meeting criteria reasonably specified from time to time by the Agent after consultation with the Borrower (together with sufficient documentation to permit direct draws by, or payment to, the Agent, as the case may be); PROVIDED, HOWEVER, that notwithstanding the foregoing, not more than $1,000,000 of Accounts resulting from such sales to Account Debtors located in Mexico shall be included as Eligible Accounts Receivable; or

            (j) the sale to the Account Debtor is on a bill-and-hold (except where the Account represents a final sale or transfer of title to the Account Debtor pursuant to appropriate bill-and-hold acknowledgements, on terms and conditions reasonably approved by the Agent), guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return, PROVIDED, HOWEVER, that no Account shall be excluded pursuant to this clause (j) solely as a result of the Borrower's customary quality warranties that it provides to its customers; or

            (k) the Account is the result of a charge-back or re-invoice of a disputed or defaulted Account; or

            (l) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. ss. 3727 ET SEQ.); or

            (m) the goods giving rise to such Account have not been shipped and delivered to the Account Debtor or the services giving rise to such Account have not been performed or the Account otherwise does not represent a final sale or transfer of title to the Account Debtor pursuant to appropriate bill and hold acknowledgements, on terms and conditions reasonably approved by the Agent; or

            (n) the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, in each case as amended; or

            (o) the Account is subject to any restrictions on the transfer, assignability or sale thereof, enforceable against the assignee, except as described in clause (l) above; or

            (p) the Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Loan Documents; or

            (q) it is an Account which may be set-off or charged against any adverse security deposit, progress payment or other similar advance or deposit made by or for the benefit of the applicable Account Debtor; PROVIDED that any Account deemed ineligible pursuant to this clause (q) shall only be ineligible to the extent of the applicable security deposit, progress payment or other advance or deposit.

            "ELIGIBLE INVENTORY" shall mean Inventory of the Borrower that consists of raw materials, billets and finished goods, valued at the lower of cost (prior to the LIFO reserve) or market on a basis consistent with the Borrower's current and historical accounting practice, LESS (i) any goods returned or rejected by the Borrower's customers for reasons relating to the quality of such goods and (ii) any goods in transit to third parties. The valuation of Eligible Inventory shall also be reduced by the amount of transportation costs. Unless otherwise approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if:

            (a) the Inventory is not owned solely by the Borrower or is leased or on consignment or the Borrower does not have good, valid and marketable title thereto; or

            (b) the Inventory is not located at or is not in transit to property that is either owned or leased by the Borrower; PROVIDED, HOWEVER, that where such item of Inventory is located on a leasehold, such Inventory shall not be deemed Eligible Inventory unless (i) the applicable lessor has been notified of the Lien granted under the

Security Agreement and has entered into a written agreement, satisfactory in form and substance to the Collateral Agent, acknowledging that such item of Inventory is subject to the Lien granted under the Security Agreement and waiving and releasing any applicable Lien held by it with respect to such item of Inventory at any time upon the occurrence or during the continuance of a Default or Event of Default and such other rights as may be reasonably required by the Collateral Agent or (ii) the Collateral Agent shall have received (A) an opinion, in form and substance acceptable to and from local counsel approved by the Collateral Agent, and addressed to the Agent, the Issuing Bank, the Lenders, the Term Loan Lenders and the Collateral Agent, to the effect that there is no law in the jurisdiction where such Inventory is located that would allow Inventory located on such leasehold to be subjected to any Lien in favor of the applicable lessor and (B) a certificate of a Responsible Officer or the General Counsel of the Borrower certifying that there is no term or condition of any agreement or other document governing the relationship between the Borrower and the applicable lessor that provides for any such Lien; PROVIDED FURTHER that Inventory shall not be excluded which is consigned by the Borrower pursuant to agreements which, among other things, (i) provide for such Inventory to be segregated and clearly identified as the property of the Borrower, (ii) grant to the Borrower a first priority Lien on and security interest in such consigned Inventory (and as to which Uniform Commercial Code financing statements have been filed in the appropriate locations by the Borrower) and (iii) permit the Borrower reasonable access to the premises on which such Inventory is located for the purpose of inspecting such Inventory, such agreements and copies of such financing statements to be provided to the Agent; or

            (c) the Inventory is not subject to a perfected first priority Lien in favor of the Collateral Agent except, with respect to Eligible Inventory in transit to sites described in clause (b) above, for liens for transportation and processing charges; or

            (d) the Inventory is not located in the United States of America; or

            (e) the Inventory is more than 24 months old or is otherwise aged according to the Borrower's accounting policies (other than Inventory that is raw materials or semi-finished Inventory that, in accordance with such accounting policies, is not aged) or the Inventory does not otherwise conform to the representations and warranties contained in the Loan Documents; PROVIDED, HOWEVER, that (i) the Borrower shall not be required to test the Inventory for aging in accordance with such accounting policies more often than once in any period of 12 consecutive months and (ii) if the results of such test reveal that less than 2.5% of the Borrower's Inventory is so aged, then all of such Inventory shall, subject to the other provisions of this definition, be deemed Eligible Inventory; or

            (f) the Inventory is classified under the heading "miscellaneous" in accordance with the accounting policies of the Borrower.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

            "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

            "EURODOLLAR BORROWING" shall mean a Borrowing comprised of Eurodollar Loans.

            "EURODOLLAR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

            "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Article VIII and in Article VII of the Term Loan Agreement.

            "EXCESS CASH FLOW" of the Borrower shall mean, for any period, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such period, (ii) the amount of returned surplus assets of any pension plan during such fiscal year to the extent not included in Consolidated Net Income to determine Consolidated EBITDA for such period, (iii) extraordinary cash gains to the extent subtracted or otherwise not included in Consolidated Net Income to determine Consolidated EBITDA for such period and (iv) extraordinary non-cash losses during such period subtracted in the determination of Consolidated Net Income for such period, OVER (b) the sum, without duplication, of (i) the aggregate amount of permitted cash Capital Expenditures made by the Borrower and its Recourse Subsidiaries during such period, (ii) the aggregate amount of payments of principal in respect of any Indebtedness (excluding Indebtedness under this Agreement) not prohibited herein during such period, (iii) Interest Expense of the Borrower determined on a Consolidated basis for such period, (iv) taxes actually paid in such period or to be paid subsequently on account of such period to the extent added to Consolidated Net Income to determine Consolidated EBITDA for such period, (v) extraordinary cash losses to the extent added to Consolidated Net Income to determine Consolidated EBITDA for such period, (vi) non-cash currency exchange gains during such period included in Consolidated Net Income of the

Borrower for such period, (vii) all expenses, costs and fees incurred for such period in connection with the Acquisition (such expenses, costs and fees not to exceed $1,200,000 for each of fiscal years 1995, 1996 and 1997) and (viii) dividends actually paid by the Borrower in accordance with Section 7.06.

            "FEES" shall mean the Letter of Credit Fees as defined in Section 3.05, and the Commitment Fees as defined in Section 2.05.

            "FINANCIAL OFFICER" of the Borrower or any Subsidiary shall mean the chairman, chief executive officer, president, vice-president, the chief financial officer, principal accounting manager, treasurer or controller.

            "FIRST MORTGAGE FINANCING" means Indebtedness in an aggregate principal amount equal to $75,000,000 incurred by the Borrower under the First Mortgage Indenture.

            "FIRST MORTGAGE INDENTURE" means (i) the Indenture, dated April 2, 1994, between the Borrower and First National Bank of Commerce, as trustee thereunder, relating to the First Mortgage Financing, (ii) the Notes issued pursuant thereto and (iii) any mortgage, security agreement, guarantee or other document securing or guaranteeing the First Mortgage Financing, as such may hereafter be modified, renewed, substituted, replaced or reissued.

            "FIRST MORTGAGE INDENTURE INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated as of November 23, 1993, as amended and restated through June 1, 1995 between First National Bank of Commerce, as trustee, and Chemical, as Agent and as Collateral Agent, on behalf of the Lenders, in the form of Exhibit G-1 hereto.

            "FUNDED INDEBTEDNESS" shall mean, as to any Person, the Indebtedness of such Person other than Guarantees and Letters of Credit which by its terms or by the terms of any instrument or agreement relating thereto matures one year or more from the date of the initial creation thereof; PROVIDED that Funded Indebtedness shall include any Indebtedness which does not otherwise come within the foregoing definition but which is directly or indirectly renewable or extendible at the option of such Person to a date of one year or more (including an option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from the date of the initial creation of such Indebtedness or which may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or any such agreement; PROVIDED, FURTHER,

Funded Indebtedness shall include the then current maturities thereof.

            "GAAP" shall mean generally accepted accounting principles.

            "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "GUARANTEE" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital, available cash or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED, HOWEVER, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

            "HIBERNIA FACILITY INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement, dated as of November 23, 1993, as amended and restated through June 1, 1995, between Hibernia National Bank and Chemical, as Agent and as Collateral Agent, for the benefit of the Lenders and the Term Loan Lenders, in the form of Exhibit G-2 hereto.

            "INDEBTEDNESS" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (except current accounts payable arising in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all

Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

            "INTERCREDITOR AGREEMENTS" shall mean the First Mortgage Indenture Intercreditor Agreement and the Hibernia Facility Intercreditor Agreement.

            "INTEREST EXPENSE" shall mean, with respect to any Person and its recourse subsidiaries, computed on a Consolidated basis for any period, the sum (net of all Interest Income) of (a) gross interest expense for such period determined in accordance with GAAP consistently applied, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) Consolidated capitalized interest of such Person and its recourse subsidiaries.

            "INTEREST INCOME" of any Person shall mean all amounts that would be included under interest income on a consolidated income statement of such Person determined in accordance with GAAP, less accreted amounts attributable to original issue discount securities prior to the receipt thereof and other non-cash interest payments or accruals.

            "INTEREST PAYMENT DATE" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different type.

            "INTEREST PERIOD" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such

Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of
(i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 or repaid or prepaid in accordance with Section 2.11 or 2.12; PROVIDED, HOWEVER, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "INVENTORY" shall mean all merchandise intended for sale by the Borrower, or consumed in the Borrower's business, together with all raw materials, including, without limitation, scrap, billets, shapes, additives, alloys, fluxes, electrodes and refractories, whether now owned or hereafter acquired or arising, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to, repossessed or stopped in transit by or on behalf of the Borrower; PROVIDED, HOWEVER, that Inventory shall not include (i) all bearings, rolls, guides and stores that relate to machinery and equipment mortgaged to First National Bank of Commerce, as Trustee (the "Trustee"), pursuant to the First Mortgage Indenture, (ii) all licenses, franchises, permits, patents, patent rights, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals and operating standards relating to or used in the operation of the Borrower's business and all trade secret rights, rights in works of authorship and contract rights relating to computer software programs in whatever form created or maintained, (iii) all proceeds of the properties, rights and interests referred to in clauses (i) and (ii) above and (iv) any other properties, rights or interests granted to the Trustee pursuant to the First Mortgage Indenture, and thereafter assumed by the Borrower.

            "INVESTMENT" in any person shall mean any loan or advance to, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution to, or other investment in such person PROVIDED that "Investments" shall exclude Acquisition Expenditures.

            "ISSUING BANK" shall mean Chemical.

            "ISSUING BANK PAYMENT AMOUNT" shall mean, with respect to a Letter of Credit Disbursement, an amount equal to the amount of such Letter of Credit Disbursement less the amount of any payment from the Borrower in partial satisfaction of the reimbursement obligation of the Borrower with respect to such Letter of Credit Disbursement received by the Issuing Bank by 12:00 Noon New York time, on the date of such Letter of Credit Disbursement pursuant to Section 3.03.

            "LETTERS OF CREDIT" shall mean the letters of credit issued by the Issuing Bank pursuant to Article III, including any Scheduled Letters of Credit deemed to have been issued hereunder pursuant to Section 3.01(b).

            "LETTER OF CREDIT DISBURSEMENT" shall mean a disbursement by the Issuing Bank to the beneficiary of a Letter of Credit in connection with a drawing thereunder.

            "LETTER OF CREDIT EXPOSURE" shall mean at any time the sum of (a) the aggregate undrawn amount of Letters of Credit issued for the account of the Borrower and outstanding and (b) the aggregate amount of all drawings under Letters of Credit for which the Lenders shall not have been reimbursed as provided in Section 3.03.

            "LEVERAGE RATIO" shall mean, at any date, the ratio of Consolidated Indebtedness of the Borrower and its Subsidiaries as of the last day of the fiscal quarter most recently ended prior to such date to Consolidated EBITDA for the four consecutive fiscal quarters ended as of such date.

            "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "LOANS" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Loan shall be a Eurodollar Loan or an ABR Loan.

            "LOAN DOCUMENTS" shall mean this Agreement, the Security Agreement, the Notes, the Term Loan Agreement, the Term Notes, the Revolving Credit Guarantee and the Term Loan Guarantee.

            "LOAN PARTIES" shall mean the Borrower and Bayou (Tennessee).

            "MARGIN STOCK" shall have the meaning given such term under Regulation U.

            "MATERIAL ADVERSE EFFECT" shall mean (a) a materially adverse effect on the business, assets, operations or financial condition of the Borrower and its Recourse Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders or Term Loan Lenders under any Loan Document.

            "MATURITY DATE" shall mean the fifth anniversary of the Closing Date (or if such day is not a Business Day, the immediately preceding Business Day).

            "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) is making or accruing any obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "MEYERS" means Howard M. Meyers, an individual with a business address on the Closing Date at 1111 W. Mockingbird Lane, Dallas, Texas 75247.

            "NET INCOME" shall mean, with respect to any Person and its recourse subsidiaries for any period, (a) net revenues and other proper income for such period minus to the extent not counted in calculating net revenue (b) the aggregate for such period of, without duplication, (i) cost of goods sold, (ii) Interest Expense, (iii) operating expenses, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation and amortization, (vii) any other items that are treated as expenses under GAAP, but excluding from the definition of Net Income any non-cash extraordinary gains or losses (including the effect of the adoption of Financial Accounting Standards No. 106 and 109) and (viii) in the case of the Borrower, payments made with respect to any premium upon the prepayment of Indebtedness outstanding under the First Mortgage Indenture, all computed on a Consolidated basis in accordance with GAAP consistently applied.

            "NOTE" shall mean a promissory note of the Borrower, substantially in the form of Exhibit A, evidencing Loans.

            "NON-RECOURSE INDEBTEDNESS" means Indebtedness of a non-recourse subsidiary of a Person or any of its subsidiaries where (a) neither such Person nor any subsidiary of such Person (other than such non-recourse subsidiary): (i) provides any Guarantee or credit support for such Indebtedness (including any undertaking, guaranty, indemnity, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable for such Indebtedness, (b) the holders of such Indebtedness expressly waive any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to such Person and any subsidiary of such Person (other than such non-recourse subsidiary) and (c) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such non-recourse subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of such Person or any subsidiary of such Person (other than such non-recourse subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

            "NON-RECOURSE INDEBTEDNESS" means Indebtedness of a Non-Recourse Subsidiary of the Borrower or any of its Subsidiaries where (a) neither the Borrower nor any Subsidiary (other than such Non-Recourse Subsidiary): (i) provides any Guarantee or credit support for such Indebtedness (including any undertaking, guaranty, indemnity, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable for such Indebtedness,
(b) the holders of such Indebtedness expressly waive any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to the Borrower and any Subsidiary (other than such Non-Recourse Subsidiary) and (c) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Subsidiary of such Person (other than such Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

            "NON-RECOURSE SUBSIDIARY" of any Person means a special purpose subsidiary of such Person or any of its subsidiaries formed to acquire securities or assets of a third party and which (i) has no Indebtedness other than Non-Recourse Indebtedness and (ii) does not, directly or indirectly, own any Indebtedness, stock or securities of, and has no Investment in, such Person or any recourse subsidiary of such Person.

            "NON-RECOURSE SUBSIDIARY" shall mean any non- recourse subsidiary of the Borrower or any of its Subsidiaries.

            "ORIGINAL CREDIT AGREEMENT" shall have the meaning specified in the recitals to this Agreement.

            "OWNERS" means any or all of (i) Meyers, (ii) any son, daughter, stepson, stepdaughter or spouse of Meyers, (iii) any lineal descendant of an individual referred to in clause (i) or clause (ii), and (iv) any trust in which one or more of the persons referred to in clause (i), (ii) or (iii) are principal beneficiaries.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

            "PERMITTED INVESTMENTS" shall mean:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 365 days from the date of acquisition thereof;

            (b) Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A- 1 or better from Standard & Poor's Ratings Group or P-1 or better from Moody's Investors Service, Inc. or any successor to either of such rating services;

            (c) Investments in certificates of deposit, banker's acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial lender organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

            (d) Investments pursuant to repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America or pursuant to repurchase agreements with nationally recognized securities dealers having total capital funds in excess of $200,000,000;

            (e) other Investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000;

            (f) loans or advances to employees in an aggregate amount not to exceed $100,000;

            (g) loans to, or Investments in, any Person, other than Non-Recourse Subsidiaries, not to exceed at any time outstanding an aggregate amount equal to $250,000 with respect to loans to, and Investments in, all such Persons (the value of any such loans and Investments to be the original amount of the loan or Investment less the amount repaid or otherwise returned in cash);

            (h) Investments of the Borrower in Bayou (Tennessee) pursuant to Sections 6.11, 6.12 and 6.13;

            (i) Cash equity investments of the Borrower in Bayou (Tennessee) not to exceed at any time outstanding an aggregate amount equal to $15,000,000, the proceeds of which shall be used by Bayou (Tennessee) for working capital purposes only;

            (j) Cash equity investments of the Borrower in Bayou (Tennessee) from proceeds of the Preferred Stock, the proceeds of which investments shall be used by Bayou (Tennessee) to repay, on the Closing Date, all amounts outstanding under all loans from the Borrower to Bayou (Tennessee) as of the Closing Date, such amounts not to be reborrowed by Bayou (Tennessee), and for general corporate purposes;

            (k) Cash equity investments of the Borrower in Bayou (Tennessee) the proceeds of which shall be used by Bayou (Tennessee) to prepay the Term Loans in accordance with subsection 2.5(b) of the Term Loan Agreement; and

            (l) Cash equity investments of the Borrower in Non-Recourse Subsidiaries of the Borrower PROVIDED that (i) at the time any such Investment is made, there shall be (x) no Loans outstanding and (y) no Letter of Credit Exposure in excess of $2,000,000, (ii) such Investments shall be made solely with Unencumbered Cash of the Borrower, (iii) after giving effect to such Investments, Unencumbered Cash owned and held by or for the benefit of the Borrower shall be not less than $2,500,000 and (iv) such Investments shall not exceed $15,000,000 in the aggregate at any time.

            "PERSON" OR "PERSON" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

            "PLAN" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

            "PREFERRED STOCK" shall mean the fixed-rate preferred stock of the Borrower to be issued on or before the Closing Date having an aggregate liquidation value of $15,000,000.

            "PREFERRED STOCK DOCUMENTS" shall mean (i) the Preferred Stock and Warrant Purchase Agreement and (ii) the Shareholder Agreement.

            "PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT" shall mean the Preferred Stock and Warrant Purchase Agreement, made as of June , 1995, by and between the Borrower and Rice.

            "RECOURSE SUBSIDIARY" of a Person means any subsidiary of such Person that is not a non-recourse subsidiary of such Person.

            "RECOURSE SUBSIDIARY" shall mean any recourse subsidiary of the Borrower.

            "REGISTER" shall have the meaning given such term in Section
10.04(d).

            "REGULATION G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REGULATION U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REGULATION X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REPORTABLE EVENT" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code).

            "REQUIRED LENDERS" shall mean, at any time, Lenders and Term Loan Lenders holding Loans and Term Loans, respectively, representing at least 66-2/3% of the aggregate principal amount of the aggregate Loans and Term Loans outstanding or, if no Loans or Term Loans are outstanding,

Lenders having Commitments representing at least 66-2/3% of the aggregate Commitments.

            "RESPONSIBLE OFFICER" of the Borrower or any Subsidiary shall mean any executive officer or Financial Officer of such corporation and any other officer or similar representative thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

            "REVOLVING CREDIT GUARANTEE" shall mean the Guarantee, dated as of June 1, 1995, made by Bayou (Tennessee) in favor of the Agent, for the ratable benefit of the Lenders, in substantially the form of Exhibit B.

            "RICE" shall mean Rice Partners II, L.P., a Delaware limited partnership.

            "RIVER ROAD REALTY" shall mean River Road Realty Corporation, a Louisiana corporation and a subsidiary of the Borrower.

            "SCHEDULED LETTERS OF CREDIT" shall mean the letters of credit, if any, issued under the Original Credit Agreement that are outstanding on the Closing Date.

            "SECURITY AGREEMENT" shall mean the Security Agreement, dated as of June 28, 1989, as amended and restated through June 1, 1995, between the Borrower and the Collateral Agent, on behalf of the Lenders and the Term Loan Lenders, in substantially the form of Exhibit C hereto.

            "SECURITY DOCUMENTS" shall mean the Security Agreement, the Revolving Credit Guarantee and the Term Loan Guarantee.

            "SHAREHOLDER AGREEMENT" shall mean the Shareholder Agreement, made as of June , 1995, by and between the Borrower, Howard M. Meyers, Bayou Steel Properties Limited, a Delaware corporation, and Rice.

            "STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which Chemical is subject (a) with respect to the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the

Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "SUBORDINATED INDEBTEDNESS" shall mean, with respect to the Borrower, Indebtedness subordinated in right of payment to the monetary obligations of the Borrower under this Agreement and the Term Loan Guarantee upon the terms set forth in Exhibit H hereto or upon other terms reasonably satisfactory to and approved in writing by the Agent with the consent of the Required Lenders, which by its terms shall not mature or be subject to any prepayment, repurchase or any amortization of principal prior to the Maturity Date.

            "SUBSIDIARY" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "SUBSIDIARY" shall mean any subsidiary of the Borrower.

            "TANGIBLE NET WORTH" shall mean, with respect to any person at any time, (i) the sum of such person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account principles which, in accordance with GAAP, constitutes stockholders' equity (such sum otherwise including, without duplication, the Preferred Stock), less (ii) treasury stock and any minority interest in Subsidiaries, less (iii) the amount of all assets reflected as goodwill, patents, research and development and all other assets required to be classified as intangibles in accordance with GAAP and less (iv) the amount of any write up in the value of any asset above the cost or depreciated cost thereof to such person.

            "TERM LOAN AGREEMENT" shall mean the Term Loan Agreement, dated as of June 1, 1995, among Bayou (Tennessee), the Term Loan Lenders and the Agent, as the same may be amended, modified or otherwise supplemented for time to time.

            "TERM LOAN GUARANTEE" shall mean the Guarantee, dated as of June 1, 1995, made by the Borrower in favor of the Agent, for the ratable benefit of the Term Loan Lenders, in substantially the form of Exhibit B to the Term Loan Agreement.

            "TERM LOANS" shall mean the term loans made to Bayou (Tennessee) under the Term Loan Agreement.

            "TERM LOAN LENDERS" shall mean the lenders from time to time holding Term Loans under the Term Loan Agreement.

            "TERM NOTES" shall mean the promissory notes executed and delivered by Bayou (Tennessee) pursuant to subsection 2.2 of the Term Loan Agreement.

            "TOTAL COMMITMENT" shall mean the sum of the Lenders' Commitments, as the same may be reduced from time to time pursuant to Section 2.09.

            "TRANSACTIONS" shall have the meaning assigned to such term in
Section 4.02.

            "TVS ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of January 30, 1995 among the Borrower, Bayou (Tennessee), Tennessee Valley Steel Corporation, BT Commercial Corporation and NationsBank N.A. (Carolinas), as the same may be amended, modified or supplemented from time to time in accordance with Section 7.15.

            "TYPE", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "RATE" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

            "UNENCUMBERED CASH" shall mean cash owned and held by or on behalf of the Borrower which is not subject to the Lien of another Person, it being agreed that any such cash subject to any depositary bank set-off rights or any depositary agreements with such bank shall be deemed "unencumbered" for purposes of this Agreement and the Term Loan Agreement.

            "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02. TERMS GENERALLY. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article VII or any related definition to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article VII or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

            (b) For purposes of the calculation of the Borrowing Base, the determination of compliance with this Agreement and the other Loan Documents, including the financial covenants contained herein, the interpretation of the defined terms used in such financial covenants and the preparation of the financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to this Agreement, Inventory of the Borrower and its Subsidiaries shall be valued on a FIFO basis, computed and consolidated in accordance with GAAP, as consistently applied.

ARTICLE II. THE CREDITS

            SECTION 2.01. COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed, when added to such Lender's pro rata percentage, based upon its Commitment, of the Letter of Credit Exposure at such time, the lesser of (a) the Commitment set forth opposite its name in Schedule 2.01 hereto, as the same may be reduced from time to time pursuant to Section 2.09 and (b) such Lender's pro rata percentage, based upon its Commitment, of the Borrowing Base in effect at such time.

            Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Loans on or after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

            SECTION 2.02. LOANS. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commit- ments; PROVIDED, HOWEVER, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is (a) if an ABR Loan, an integral multiple of $100,000 and not less than $200,000 and (b) if a Eurodollar Loan, an integral multiple of $250,000 and not less than $1,000,000 (or an aggregate principal amount equal to the remaining balance of the Commitments); PROVIDED, HOWEVER, that unless otherwise agreed in writing by all the Lenders, the Eurodollar Loans made on any date must be in a minimum aggregate principal amount of $1,000,000.

            (b) Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Type may be outstanding at the same time; PROVIDED, HOWEVER, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

            (c) Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.14, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 2:00 P.M., New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at
(i) in the case of the Borrower the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            (e) The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section
2.04 or 2.10, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Agent or by the Agent to the Borrower pursuant to paragraph (c) above.

            SECTION 2.03. NOTICE OF BORROWINGS. The Borrower shall give the Agent written or by telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify
(i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing;
(ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. In order that each Lender may make a Loan pursuant to the terms set forth in Section 2.02(c), the Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender's portion of the requested Borrowing.

            SECTION 2.04. NOTES; REPAYMENT OF LOANS. The Loans made by each Lender shall be evidenced by a Note, duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a principal amount equal to such Lender's Commitment. The outstanding principal balance of each Loan, as evidenced by such a Note, shall be payable on the last day of the Interest Period applicable to such Loan and on the Maturity Date. Each Note shall bear interest from the date of the first borrowing hereunder on the outstanding principal balance thereof as set forth in Section 2.06. Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; PROVIDED, HOWEVER, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

            SECTION 2.05. FEES. (a) The Borrower agrees to pay to each Lender, through the Agent, on the last day of March, June, September and December in each year, and on the date on which the Commitment (including amounts available for Letters of Credit) of such Lender shall be terminated as provided herein, a commitment fee (a "Commitment Fee") of 1/2 of 1% per annum on the average daily unused amount of the Commitment (including unused available amounts for Letters of Credit) of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Commitment of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 days. The Commitment Fee due to each Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of such Lender shall be terminated as provided herein.

            (b) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

            SECTION 2.06. INTEREST ON LOANS. (a) Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, during any period in which the Alternate Base Rate is based on the Prime Rate and (ii) 360 days during any period in which the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

            (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

            (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.07. DEFAULT INTEREST. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, during any period in which the Alternate Base Rate is based on the Prime Rate and (ii) 360 days, during any period in which the Alternate base rate is based on the Base CD rate or the Federal Funds Effective Rate) equal to the rate at the time applicable to ABR Borrowings plus 2%.

            SECTION 2.08. ALTERNATE RATE OF INTEREST. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Agent hereunder shall be conclusive absent manifest error.

            SECTION 2.09. TERMINATION AND REDUCTION OF COMMITMENTS. (a) The Commitments shall be automatically terminated on the Maturity Date.

            (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; PROVIDED, HOWEVER, that each partial reduction of the Commitments shall be in an integral multiple of $500,000 and in a minimum principal amount of $1,000,000; PROVIDED, FURTHER, that any prepayment pursuant to this Section 2.09 shall be applied FIRST to prepay the Loans then outstanding and then to cash collateralize any Letter of Credit Exposure on terms reasonably satisfactory to the Agent.

            (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Agent for the account of the Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced and accrued through the date of such termination or reduction.

            SECTION 2.10. PREPAYMENT. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written (including by telecopy) notice (or telephone notice promptly confirmed by written notice) to the Agent, which notice, in the case of a prepayment of a Eurodollar Loan, shall be received by the Agent one Business Day prior to such prepayment; PROVIDED, HOWEVER, that each partial prepayment shall be in an amount which is, if (a) an ABR Loan, an integral multiple of $100,000 and not less than $200,000 and (b) if a Eurodollar Loan, an integral multiple of $250,000 and not less than $1,000,000.

            (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Loans outstanding will not exceed the aggregate Commitments after giving effect to such termination or reduction.

            (c) Not later than the Business Day next succeeding any date on which the sum of the aggregate principal amount of the outstanding Borrowings and the aggregate Letter of Credit Exposure exceeds the then current Borrowing Base, the Borrower shall prepay the Borrowings in such amount as shall be necessary so that after giving effect to such prepayment there shall be no such excess.

            (d) Each notice of prepayment shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid, and the Borrowing to be repaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.10 shall be subject to Section 2.13 but otherwise without premium or penalty. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Any prepayment pursuant to this Section 2.10 shall be applied FIRST to prepay the Loans then outstanding and then to cash collateralize any Letter of Credit Exposure (such cash to be held in an interest-bearing account) on terms reasonably satisfactory to the Agent.

            SECTION 2.11. RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES. (a) Notwithstanding any other provision herein, if after November 23, 1993 any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. The Agent and each Lender agree to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

            (b) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. The Agent and each Lender agree to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability to the transactions.

            (c) A certificate of each Lender setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

            (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand such compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

            SECTION 2.12. CHANGE IN LEGALITY. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

            (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

            (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

            (b) For purposes of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

            SECTION 2.13. INDEMNITY. The Borrower shall indemnify each Lender against any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (based on the Adjusted LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts, supported by calculations in reasonable detail, which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

            SECTION 2.14. PRO RATA TREATMENT. Except as required under Section 2.12, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

            SECTION 2.15. SHARING OF SETOFFS. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participation in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event referred to above was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; PROVIDED, HOWEVER, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

            SECTION 2.16. PAYMENTS. (a) The Borrower shall make each payment (including principal of or interest on any

Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in dollars to the Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds. Payments received by the Agent after such time on such date shall be deemed to have been received on the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rates).

            (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts provided for in this Agreement) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

            SECTION 2.17. TAXES. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING taxes imposed on the Agent's or any Lender's income and franchise taxes imposed on the Agent or any Lender by the United States or any jurisdiction under the laws of which the Agent or any such Lender is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "OTHER TAXES").

            (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days after the date any Lender or the Agent, as the case may be, makes written demand therefor. If a Lender or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender or the Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender or the Agent has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund to the Borrower without interest; PROVIDED that the Borrower, upon the request of such Lender or the Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund.

            (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender or the Agent, the Borrower will furnish to the Agent, at its address referred to in
Section 2.01, the original or a certified copy of a receipt evidencing payment thereof.

            (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement and the Term Loan Agreement.

            (f) Each Lender which is organized outside the United States shall promptly notify the Borrower of any change in its funding office and upon written request of the Borrower shall, prior to the immediately following due date of any payment by the Borrower hereunder, deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and 1001 and any other certificate or statement or exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender or assignee organized under the laws of a jurisdiction outside the United States.

            (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

ARTICLE III. LETTERS OF CREDIT

            SECTION 3.01. ISSUANCE OF LETTERS OF CREDIT; LENDER PARTICIPANTS.
(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Issuing Bank agrees to issue and deliver to the Borrower, at any time and from time to time, Letters of Credit in an aggregate undrawn amount at any time outstanding not to exceed the lesser of $10,000,000 and the amount by which the lower of the Total Commitment and the then current Borrowing Base exceeds the sum of (i) the aggregate principal amount of all outstanding Loans and (ii) the Letter of Credit Exposure. Each Letter of Credit shall be in a form mutually agreed upon by the Borrower and the Issuing Bank, shall permit drawings upon the presentation of one or more sight drafts (provided that no draft shall be payable prior to the second Business Day following the date on which the Agent notifies the Lenders and the applicable Borrower of the presentment thereof pursuant to Section 3.03) and such other documents as shall be specified by such Borrower in the applicable notice delivered pursuant to Section 3.02 and shall expire on a date not later than the date one year from the date of issuance of such Letter of Credit less one day (provided, that any such Letter of Credit may provide for automatic annual renewals of one year unless a notice of non-renewal is given to the beneficiary thereof); PROVIDED, HOWEVER, that the Borrower shall not be entitled to request the issuance of a Letter of Credit hereunder if after such issuance (x) such Letter of Credit would expire after the Maturity Date, (y) an aggregate of more than fifteen Letters of Credit would be outstanding at any one time or (z) the sum of (i) the aggregate amount of all Loans to the Borrower, and (ii) the Letter of Credit Exposure would exceed the lesser of the Total Commitments and the Borrowing Base.

            (b) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or any of the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender and each Lender hereby agrees to acquire from the Issuing Bank a participation in such Letter of Credit, effective upon the issuance thereof, equal to such Lender's Commitment Percentage of the amount of such Letter of Credit. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank, as and when required by Section 3.03, such Lender's Commitment Percentage of each Letter of Credit Disbursement. Each Lender acknowledges and agrees that its obligation to acquire a participation pursuant to this Section
3.01 in respect of each Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation the occurrence and continuance of an Event of Default or any event which with notice or lapse of time, or both, would constitute an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. This agreement to grant and acquire a participation is an agreement between the Issuing Bank and the Lenders, and neither the Borrower nor any beneficiary of a Letter of Credit shall be entitled to rely thereon. The Borrower agrees that each Lender purchasing a participation from an Issuing Bank pursuant to this Section 3.01 may exercise all its rights to payment against the Borrower, including the right of setoff, with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

            The Issuing Bank agrees with each Lender that it shall transfer to such Lender without any offset, abatement, withholding or reduction whatsoever, such Lender's proportionate share of any payment of a reimbursement obligation of the Borrower with respect to a Letter of Credit Disbursement including, subject to the proviso below, interest payments made to the Issuing Bank pursuant to Section 2.07 or Section 3.03 based upon the proportion that the payment made by such Lender pursuant to Section 3.03 bears to the Issuing Bank Payment Amount with respect to such Letter of Credit Disbursement; PROVIDED that each Lender shall receive interest (as set forth in Section 2.07 and Section 3.03, as applicable) on its participation in a Letter of Credit Disbursement from the date on which the amount paid by such Lender pursuant to Section 3.03 is received by the Issuing Bank and not from the date on which the Issuing Bank makes such Letter of Credit Disbursement, unless such dates are the same.

            On the Closing Date, all Scheduled Letters of Credit that satisfy the requirements of Section 3.01(a) shall be deemed to have been issued hereunder on such date for all purposes hereof, notwithstanding the requirements of the following Sections of this Article III; PROVIDED, HOWEVER, that the Borrower and the Issuing Bank shall prepare a schedule of all such Scheduled Letters of Credit and deliver such schedule to the Agent and other Lenders promptly following the Closing Date.

            SECTION 3.02. REQUEST FOR ISSUANCE. The Borrower shall give the Issuing Bank written or telex (or telephonic, promptly confirmed in writing) notice not later than 12:00 noon, New York City time, two Business Days before any proposed issuance of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (a) the date on which such Letter of Credit is to be issued (which shall be a Business Day) and the principal amount thereof,
(b) the name and address of the beneficiary, (c) whether such Letter of Credit shall permit a single drawing or multiple drawings, (d) the form of the draft and any other documents required to be presented at the time of any drawing (including the exact wording of such documents or copies thereof) and (e) the expiration date of such Letter of Credit. The Agent shall promptly notify each Lender of any notice given by the Borrower pursuant to this Section 3.02 and of each Lender's portion of the requested Letter of Credit.

            SECTION 3.03. PAYMENT; REIMBURSEMENT. The Issuing Bank shall review each draft and any accompanying documents presented under a Letter of Credit and shall notify each Lender of any such presentment. Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give telephonic or telecopy notice to the Borrower of the receipt and amount of such draft and the date on which payment thereon will be made, and the Lenders shall, by 12:00 noon, New York City time on the date such payment is to be made, pay the amounts required to the Issuing Bank in New York, New York in immediately available funds, and the Issuing Bank, not later than 3:00 p.m., New York City time on such day, shall make the appropriate payment to the beneficiary. If the Lenders shall pay any draft presented under a Letter of Credit, then the Issuing Bank, on behalf of the Lenders, shall charge the general deposit account of the Borrower with the Issuing Bank for the amount thereof, together with the Issuing Bank's customary overdraft fee in the event the funds available in such account shall not be sufficient to reimburse the Lenders for such payment and such Borrower shall not otherwise have discharged such reimbursement obligation by 10:00 a.m., New York City time, on the date of such payment. The amount of any drawing under a Letter of Credit for which the Lenders shall not have been reimbursed as provided in the preceding sentence shall be paid by the Borrower to the Issuing Bank, for the account of the Lenders, no later than 12:00 noon on the date of such drawing. If the Lenders have not been reimbursed with respect to such drawing as provided above, such Borrower shall pay to the Issuing Bank, for the account of the Lenders, the amount of the drawing together with interest on such amount at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the interest rate at the time applicable to ABR Borrowings plus 2%. The obligations of the Borrower under this
Section 3.03 shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:

            (a) any lack of validity or enforceability of any Letter of Credit;

            (b) the existence of any claim, setoff, defense or other right which any Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank or any Lender or any other person in connection with this Agreement or any other transaction;

            (c) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (d) payment by the Issuing Bank or any Lender under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; and

            (e) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

            Without limiting the generality of the foregoing, but subject to the next sentence, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse Letter of Credit disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. It is understood that in making any payment under a Letter of Credit (i) the Issuing Bank's and any Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, not be deemed willful misconduct or gross negligence of the Issuing Bank or any Lender. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

            SECTION 3.04. PAYMENTS IN RESPECT OF INCREASED COSTS. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or any change in generally accepted accounting principles or regulatory accounting principles applicable to the Issuing Bank or any Lender shall (a) impose, modify or make applicable to the Issuing Bank or any Lender any reserve, special deposit or similar requirement with respect to its obligations under this Article III or the Letters of Credit, (b) impose on the Issuing Bank or any Lender any other condition with respect to its obligations under this Article III or the Letters of Credit, or (c) subject the Issuing Bank or any Lender to any tax (other than (x) taxes imposed on the overall net income of the Issuing Bank or such Lender and (y) franchise taxes imposed on the Issuing Bank or such Lender, in either case by the country or other jurisdiction in which the Issuing Bank or such Lender has its principal office or lending office or by any political subdivision or taxing authority of either thereof), charge, fee, deduction or withholding of any kind whatsoever, and the result of any of the foregoing shall be to increase the cost to the Issuing Bank or such Lender of maintaining any Letter of Credit or making any payment under a Letter of Credit or this Article III or to reduce the amount of principal, interest or any fee or compensation receivable by the Issuing Bank or such Lender in respect of this Article III or any Letter of Credit, then such additional amount or amounts as will compensate the Issuing Bank or such Lender for such additional costs or reduction shall be paid to the Issuing Bank or such Lender by the Borrowers upon demand. Each Lender agrees to give notice to the Borrower of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

            (b) If, after the date of this Agreement, any Lender shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) or any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) then from time to time, each Borrower shall pay to such Lender such additional amount or amounts as will compensate the Issuing Bank or such Lender for such reduction. Each Lender agrees to give notice to the Borrower of any adoption of, change in, or change in interpretation or administration of any such law, rule, regulation or guideline with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

            (c) A certificate of the Issuing Bank or a Lender setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate the Issuing Bank or such Lender as specified in paragraphs (a) and (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Issuing Bank or such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same. The protection of this Section 3.04 shall be available to the Issuing Bank and each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Issuing Bank or any Lender for compensation.

            (d) Failure on the part of any Lender or the Issuing Bank to demand compensation for any increased costs, reduction in amounts received or receivable with respect to any Interest Period or reduction in the rate of return earned on such Lender's capital, shall not constitute a waiver of the Agent's or such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in rate of return. The protection under this Section 3.04 shall be available to each Lender or the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender or the Issuing Bank for compensation.

            SECTION 3.05. FEES. (a) At the time each Letter of Credit is issued, the Borrower shall pay to the Issuing Bank, in immediately available funds, the Issuing Bank's customary fees and expenses in respect of the issuance, negotiation, transfer and payment of such Letter of Credit.

            (b) The Borrower agrees to pay (i) each Lender, through the Issuing Bank, on the last day of each March, June, September and December and on the Maturity Date, a per annum fee equal to (x) with respect to Letter of Credit Nos. H368846, T231728 and T245256 (the sum of the undrawn amount of which Letters of Credit PLUS the amount of all unreimbursed drawings under which Letter of Credit shall not exceed $1,800,000), 3/4 of 1% per annum on such Lender's portion of the face amount of such Letter of Credit so long as it remains outstanding, and (y) with respect to all other Letters of Credit, the Applicable Margin in effect on each date for Eurodollar Loans on such Lender's portion of the face amount of the aggregate outstanding Letters of Credit from time to time during the quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date) ending on such date, and (ii) the Agent, on the last day of each March, June, September and December and on the Maturity Date a fee of 1/8 of 1% per annum on the face amount of each Letter of Credit outstanding from time to time during the quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date) and ending on such date. All fees under this paragraph (b) shall be computed on the basis of the actual number of days elapsed in a year of 365 days.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to each of the Lenders and each of the Term Loan Lenders that:

            SECTION 4.01. ORGANIZATION; POWERS. The Borrower and each Subsidiary
(a) other than Bayou Scrap, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Loan Party, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

            SECTION 4.02. AUTHORIZATION. The execution, delivery and performance by each Loan Party of each of the Loan Documents and the borrowings hereunder (collectively, the "TRANSACTIONS") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority which is binding upon the Borrower or any Subsidiary or (C) any provision of the First Mortgage Indenture or any other indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any Subsidiary other than in favor of the Collateral Agent for the benefit of the Lenders and/or the Term Loan Lenders.

            SECTION 4.03. ENFORCEABILITY. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

            SECTION 4.04. GOVERNMENTAL APPROVALS. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other person, including any material permits, consents and filings required in connection with the Borrower's construction and expansion plans (including start-up of the Borrower's second furnace to 50% capacity, the increased production of billets and the start-up and integration of the operations of Bayou (Tennessee)), other than filings required to perfect the security interests of the Collateral Agent on behalf of the Lenders and the Term Loan Lenders, is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect and except as listed on Schedule 4.04.

            SECTION 4.05. FINANCIAL STATEMENTS. (a) The Borrower has heretofore furnished to the Lenders and the Term Loan Lenders its consolidated and consolidating balance sheets and statements of income and changes in cash flows
(a) as of and for the fiscal year ended September 30, 1994, audited by and accompanied by the opinion of Arthur Anderson, independent public accountants, and (b) as of and for the fiscal quarters and the portions of the fiscal year ended December 31, 1994 and March 31, 1995, certified by a Financial Officer. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such dates and for such periods.

            (b) The Borrower shall furnish not later than July 15, 1995 to the Lenders and the Term Loan Lenders its PRO FORMA consolidated and consolidating balance sheets as of April 30, 1995, giving PRO FORMA effect to the Acquisition, the Term Loans and the other transactions contemplated to occur on or prior to the Closing Date.

            (c) Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis subject to normal year-end adjustments.

            SECTION 4.06. NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Recourse Subsidiaries, taken as a whole, since March 31, 1995.

            SECTION 4.07. TITLE TO PROPERTIES; POSSESSION UNDER LEASES. (a) The Borrower and each of the Recourse Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except for such properties as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.02.

            (b) The Borrower and each of the Recourse Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. The Borrower and each of the Recourse Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

            SECTION 4.08. SUBSIDIARIES. (a) As of the Closing Date, the only Subsidiaries are Bayou (Tennessee), Bayou Scrap and River Road Realty.

            (b) On and as of the Closing Date, Bayou (Tennessee) has assets consisting of the "Assets" as such term is defined in the TVS Asset Purchase Agreement (other than certain of such Assets which have been transferred to the Borrower).

            (c) On and as of the Closing Date, Bayou Scrap has no assets and no liabilities and does not engage in any business or conduct any operations. If at any time Bayou Scrap does have assets or liabilities or engages in business or conducts any operations other than as set forth in the preceding sentence, the provisions of Section 4.01(a) hereof shall be true and correct without giving effect to the provisions thereof excluding Bayou Scrap.

            (d) On and as of the Closing Date, River Road Realty has assets consisting of properties in Chicago, Illinois and Knoxville, Tennessee, a natural gas pipeline and some undeveloped land in La Place, Louisiana.

            SECTION 4.09. LITIGATION; COMPLIANCE WITH LAWS. (a) Except as set forth in Schedule 4.09 (to be provided to the Agent pursuant to Section 6.15), there are not any actions, suits, proceedings or investigations at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or the Acquisition or (ii) which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; none of the matters set forth on Schedule 4.09, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

            (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.10. AGREEMENTS. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restric- tion that has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.11. FEDERAL RESERVE REGULATIONS. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

            (b) No part of the proceeds of any Loan or any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

            SECTION 4.12. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 4.13. USE OF PROCEEDS. The Borrower will use (i) the proceeds of the Loans and (ii) the Letters of Credit for general corporate purposes, PROVIDED that no more than $15,000,000 of the proceeds of the Loans and Letters of Credit shall be used to fund Acquisition Expenditures. Bayou (Tennessee) will use the proceeds of the Term Loans to repay, on the Closing Date, amounts outstanding under all loans from the Borrower to Bayou (Tennessee) as of the Closing Date, such amounts not be reborrowed.

            SECTION 4.14. TAX RETURNS. The Borrower and each Subsidiary has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes, including without limitation, franchise taxes, shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 6.03.

            SECTION 4.15. NO MATERIAL MISSTATEMENTS. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Agent or any Lender or Term Loan Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

            SECTION 4.16. EMPLOYEE BENEFIT PLANS. Except as set forth in
Schedule 4.16 (which failure to file would not result in liabilities in excess of $250,000), the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

            SECTION 4.17. ENVIRONMENTAL AND SAFETY MATTERS. The Borrower and each Subsidiary complies, and, except with respect to such matters that gave rise to those actions, suits, proceedings or investigations set forth in
Schedule 4.09 and that are also set forth on Schedule 4.17(a), has complied, in all material respects, with all applicable foreign, Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety (collectively, "ENVIRONMENTAL LAWS"). Neither the Borrower nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such notice could reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries reasonably believe that they will be able to continue to comply with all applicable Environmental Laws, and renew or obtain all permits necessary under the Environmental Laws, except for such compliance or permits the absence of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Environmental Law in a manner that could reasonably be expected to result, individually or together with other such management, in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has assumed, by contract or, to the best of its knowledge, by operation of law, any liability, including contingent liability, under any Environmental Law, except as set forth on Schedule 4.17(b). The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.18. SECURITY AGREEMENT. The security interests created in favor of the Collateral Agent for the benefit of the Lenders and the Term Loan Lenders under the Security Agreement constitute a first priority perfected security interest in the Collateral (as defined in the Security Agreement).

ARTICLE V. CONDITIONS OF LENDING

            The obligations of the Lenders to make Loans and to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

            SECTION 5.01. ALL BORROWINGS. On the date of each Borrowing, including each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.02(e):

            (a) The Agent shall have received a notice of such borrowing as required by Section 2.03.

            (b) The representations and warranties set forth in Article IV hereof (except, in the case of a refinancing that does not increase the aggregate principal amount of Loans outstanding, the representations set forth in Sections 4.06 and 4.09) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

            (c) Each Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

            (d) At the time of such Borrowing the Borrower shall deliver to the Agent (i) a certificate dated the date of such Borrowing and signed by a Financial Officer of the Borrower, confirming (A) compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 5.01; and (B) to the best knowledge of the Borrower after due inquiry, that the Borrowing Base on such date is equal to or greater than the sum of (x) the amount of the Loans to be made on such date, (y) the aggregate principal amount of Loans then outstanding and (z) the Letter of Credit Exposure on such date (the sum of (x), (y) and (z) being herein referred to as the "Aggregate Amount") and (ii) in the event that it shall not have been delivered previously to the Agent, a Borrowing Base Certificate computing the Borrowing Base as of the most recent Determination Date (determined without regard to the first proviso in Section 6.04(c)) (and the Borrowing Base as of such Determination Date shall be equal to or greater than the Aggregate Amount).

            SECTION 5.02. FIRST BORROWING. On the Closing Date:

            (a) Each Lender shall have received a duly executed Note complying with the provisions of Section 2.04.

            (b) The Agent shall have received the favorable written opinions of Kaye, Scholer, Fierman, Hays & Handler, counsel for the Borrower, Howard
      B. Myers, Esq., General Counsel of the Borrower, and Jones, Walker and Waechter, special Louisiana counsel, dated the Closing Date and addressed to the Lenders and the Term Loan Lenders, in the form of Exhibits D, E and F hereto.

            (c) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders, the Term Loan Lenders and their counsel.

            (d) The Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the borrowings under such Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and
      (D) as to the incumbency and specimen signature of each officer or representative executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to
      (ii) above; and (iv) such other documents as any Lender, any Term Loan Lender or its respective counsel may reasonably request.

            (e) The Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and
      (c) of Section 5.01.

            (f) All Loan Documents and the Intercreditor Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

            (g) The Lenders and Term Loan Lenders shall have received from the Borrower all financing statements and other filings necessary to create a first priority perfected security interest in the Collateral, which financing statements and other filings shall be fully executed by a duly authorized representative of the Borrower and in a form immediately acceptable to all necessary filing offices, and upon filing with such offices, together with the payment of all fees and taxes in connection therewith, shall create such a perfected security interest.

            (h) Bayou (Tennessee) shall borrow the Term Loans concurrently with or shall have borrowed the Term Loans under the Term Loan Agreement on or prior to the time on which all the other conditions to the initial Borrowing hereunder shall have been satisfied.

            (i) On the Closing Date, all Loans outstanding under the Original Credit Agreement shall be repaid and the Original Credit Agreement shall be amended and restated hereby PROVIDED THAT Scheduled Letters of Credit shall remain outstanding as contemplated by Section 3.01.

            (j) The Lenders and Term Loan Lenders shall have received a Phase I environmental assessment and an update thereto from Environmental Strategies Corporation, satisfactory to the Lenders and Term Loan Lenders with respect to any environmental hazards, conditions or liabilities (contingent or otherwise) to which Bayou (Tennessee) and the assets acquired in the Acquisition may be subject.

            (k) The Borrower shall have received at least $15,000,000 in gross cash proceeds from the issuance of the Preferred Stock. All documents, instruments and other matters relating to the issuance of the Preferred Stock (including amount, dividends, redemption rights and voting rights) shall be satisfactory to the Lenders and Term Loan Lenders in all respects.

            (l) The Lenders shall be reasonably satisfied with each of the other documents relating to the Transactions, and the Acquisition, and the transactions contemplated hereby and thereby.

            (m) The Lenders shall be satisfied with the availability to the Borrower of the Borrower's net operating losses.

            (n) The Agent shall have received evidence, satisfactory to the Agent, that credit facilities of Bayou (Tennessee) provided by the Borrower shall have been terminated and there shall exist no intercompany Indebtedness.

            (o) The Borrower shall have paid to the Agent all fees due on the Closing Date to the Agent, the Lenders and the Term Loan Lenders hereunder and under the Term Loan Agreement.

ARTICLE VI. AFFIRMATIVE COVENANTS

            The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Term Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each Recourse Subsidiary (and where indicated, each Subsidiary) to:

            SECTION 6.01. EXISTENCE; BUSINESSES AND PROPERTIES. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 7.05.

            (b) In the case of the Borrower and each of the Subsidiaries, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply, and to the extent reasonably possible ensure that any tenants or subtenants comply, in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, the failure to comply with which could reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; and ensure to the extent reasonably possible that any tenants or subtenants do not cause or contribute to any condition, including environmental pollution or contamination or employee health or safety, that alone or together with other such conditions could reasonably be expected to result in a Material Adverse Effect.

            SECTION 6.02. INSURANCE. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

            SECTION 6.03. OBLIGATIONS AND TAXES. In the case of each Loan Party and, with respect to taxes, assessments and governmental charges or levies, each of the other Subsidiaries, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; PROVIDED, HOWEVER, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings or where the failure to pay such tax, assessment, charge, levy or claim would not (a) have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Recourse Subsidiaries taken as a whole or (b) result in the imposition of any Lien securing a material amount in favor of any party entitling such party to priority of payment over the Lenders or the Term Loan Lenders, and the Borrower shall have set aside on its books adequate reserves with respect thereto.

            SECTION 6.04. FINANCIAL STATEMENTS, REPORTS, ETC. In the case of the Borrower, furnish to the Agent, each Lender and each Term Loan Lender:

            (a) within 120 days after the end of each fiscal year, its consolidated and consolidating (which shall include the Non-Recourse Subsidiaries) balance sheets and related statements of income and changes in cash flows, showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Arthur Andersen or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied;

            (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheets (which shall include the Non-Recourse Subsidiaries) and related statements of income and changes in cash flows, showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments;

            (c) within 15 Business Days after the last day of each fiscal month (each such last day being called a "Determination Date"), (i) a Borrowing Base Certificate setting forth the Borrowing Base as of such Determination Date and (ii) a certificate of a Financial Officer setting forth in reasonable detail the amounts and types of Inventory and Accounts of the Borrower and its Subsidiaries as of such Determination Date and an aging of the Accounts; PROVIDED, HOWEVER, that the Determination Date shall be the last day of each fiscal quarter, and the foregoing certificates shall be required only on a quarterly basis, as long as the aggregate amount of all Loans or Letters of Credit outstanding on the date that would otherwise be the Determination Date is less than $3,000,000; PROVIDED, FURTHER, that, if the Borrower desires to request a Borrowing or the issuance of a Letter of Credit at a time when the foregoing certificates would have been required as of a more recent date but have not been delivered because of the foregoing proviso, then the foregoing certificates shall be delivered without regard to the foregoing proviso as a condition to such Borrowing or issuance;

            (d) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the Financial Officer (i) certifying such statements, (ii) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and, (iii) setting forth computations in reasonable detail satisfactory to the Agent (x) demonstrating compliance with the covenants contained in Sections 6.11, 6.12, 6.13, 7.09, 7.10, 7.11, 7.12, 7.13 and 7.14 hereof and (y) setting forth the Leverage Ratio as of the last day of such fiscal quarter or fiscal year, as the case may be;

            (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

            (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Lender or any Term Loan Lender may reasonably request;

            (g) prior to entering into any commitment to acquire any ownership or leasehold interest with a fair market value not less than $5,000,000 in real property, an assessment, in form and substance reasonably acceptable to the Agent, of the environmental compliance and liability issues associated with such real property; and

            (h) within 30 days after the last day of each of the first eighteen fiscal months of Bayou (Tennessee) commencing with fiscal June, 1995, its consolidated and consolidating (if applicable) balance sheets (which shall include its Non-Recourse Subsidiaries, if any) and related statements of income and changes in cash flows, showing the financial condition of Bayou (Tennessee) and its subsidiaries, if any, as of the close of such fiscal month and the results of its operations and the operations of such subsidiaries, if any, during such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Bayou (Tennessee) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments.

            SECTION 6.05. LITIGATION AND OTHER NOTICES. Furnish to the Agent, each Lender and each Term Loan Lender prompt written notice of the following:

            (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

            (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

            (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

            (d) 10 days prior to payment under any agreement by the Borrower or any of its Subsidiaries to make any payment under Section 7.01 of the Preferred Stock and Warrant Purchase Agreement or Section 5.13 of the Shareholder Agreement.

            SECTION 6.06. ERISA. (a) In the case of the Borrower and each Subsidiary, comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Agent and each Lender and Term Loan Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the

Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

            SECTION 6.07. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS. In the case of the Borrower and each Subsidiary, maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender or Term Loan Lender, upon reasonable prior notice and at reasonable times, to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor (with a representative of the Borrower present if the Borrower is not in default), and permit the Agent, or any representatives of the Agent, to conduct, not more than once during any fiscal year, an audit of the Collateral and the Borrowing Base on behalf of the Lenders and the Term Loan Lenders PROVIDED that such audit may be conducted more frequently at the request of the Required Lenders.

            SECTION 6.08. USE OF PROCEEDS. Use (i) the proceeds of the Loans and the Term Loans and (ii) the Letters of Credit only for the purposes set forth in
Section 4.13.

            SECTION 6.09. FISCAL YEAR-END. Cause its fiscal year-end to be September 30, in each year.

            SECTION 6.10. FURTHER ASSURANCES. Execute any and all further documents and take all further actions which may be required under applicable law, or which the Agent may reasonably request on behalf of the Required Lenders, to grant, preserve, protect and perfect the first priority security interest in the Collateral created by the Security Agreement.

            SECTION 6.11. BAYOU (TENNESSEE) INDEBTEDNESS TO CASH FLOW. In the case of the Borrower, within 5 days of the earlier of (a) the delivery of quarterly financial statements under Section 6.04(b) hereof and (b) the date such quarterly financial statements are required to be delivered, contribute cash equity to Bayou (Tennessee) in an amount such that as of the last day of the fiscal quarter just ended, the ratio of (x) Indebtedness of Bayou (Tennessee) on such last day of the fiscal quarter just ended to (y) Cash Flow of Bayou (Tennessee) for the four fiscal quarters ended on the last day of the fiscal quarter just ended would have been equal to 4.0 to 1.0.

            SECTION 6.12. BAYOU (TENNESSEE) CASH FLOW TO PRINCIPAL DUE. In the case of the Borrower, within 5 days of the earlier of (a) the delivery of quarterly financial statements under Section 6.04(b) hereof and (b) the date such quarterly financial statements are required to be delivered, contribute cash equity to Bayou (Tennessee) in an amount such that the ratio as at the last day of the fiscal quarter just ended of (i) Cash Flow of Bayou (Tennessee) for the fiscal quarter just ended to (ii) the sum of (x) regularly scheduled payments, if any, of principal of the Term Loans required during such fiscal quarter under the Term Loan Agreement PLUS (y) interest on the Term Loans due for such fiscal quarter under the Term Loan Agreement, would have been equal to
1.25 to 1.0.

            SECTION 6.13. MAINTENANCE OF BAYOU (TENNESSEE) BORROWING BASE. In the case of the Borrower, upon delivery of the Term Loan Borrowing Base Certificate under subsection 6.1(b) of the Term Loan Agreement, contribute cash equity and/or Eligible Inventory to Bayou (Tennessee) in an amount such that Bayou (Tennessee) would have been in compliance with the provisions of subsection 6.1 of the Term Loan Agreement as of the last day of the applicable month.

            SECTION 6.14. LANDLORD'S WAIVER AND CONSENT. (a) Obtain a Landlord's Waiver and Consent in the form of Exhibit I (the "LANDLORD'S WAIVER AND CONSENT") in respect of the Collateral (as defined in the Security Agreement) located at properties of the Borrower or its Subsidiaries in which such persons have a valid leasehold interest.

            (b) Within 45 days of the Closing Date, obtain a Landlord's Waiver and Consent in respect of the Collateral (as defined in the Security Agreement) located at the Borrower's Leetsdale, Pennsylvania leasehold property and at the public warehouse at Leetsdale, Pennsylvania in which Inventory of the Borrower is stored.

            SECTION 6.15. LITIGATION SCHEDULE. Within 20 days of the Closing Date, the Borrower shall furnish to the Agent Schedule 4.09 ("Litigation"), which shall be satisfactory to the Agent in all respects and which in any event shall not disclose any litigation not set forth in the written schedule previously delivered to the Lenders.

ARTICLE VII. NEGATIVE COVENANTS

            The Borrower covenants and agrees with each Lender and Term Loan Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Term Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any Recourse Subsidiary (and where indicated each Subsidiary) to:

            SECTION 7.01. INDEBTEDNESS. In the case of the Borrower and each Subsidiary, incur, create, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness of the Borrower and its Recourse Subsidiaries for borrowed money or otherwise existing on the date hereof and set forth in
Schedule 7.01, but not any extensions, renewals, refinancings or replacements of such Indebtedness except as permitted under the First Mortgage Indenture as in effect on the date hereof (and regardless of whether the First Mortgage Indenture is amended or the Indebtedness thereunder is repaid in the future) PROVIDED that all credit facilities of Bayou (Tennessee) provided by the Borrower shall have been terminated on the Closing Date;

            (b) Indebtedness represented by the Notes and all other Indebtedness incurred hereunder;

            (c) Indebtedness of the Borrower and its Recourse Subsidiaries incurred pursuant to Capital Lease Obligations in an aggregate amount not to exceed $5,000,000 outstanding at any time;

            (d) Subordinated Indebtedness of the Borrower in an aggregate amount not to exceed $15,000,000 outstanding at any time;

            (e) Non-Recourse Indebtedness incurred by Non- Recourse
Subsidiaries;

            (f) Indebtedness secured by purchase money security interests permitted by Section 7.02(i) hereof;

            (g) Indebtedness secured by Industrial Development Bonds permitted by Section 7.02(n) hereof;

            (h) Indebtedness of Bayou (Tennessee) under the Term Loan Agreement; and

            (i) Indebtedness of the Borrower under the Term Loan Guarantee and of Bayou (Tennessee) under the Revolving Credit Guarantee; and

            (j) Indebtedness incurred pursuant to Section 7.04.

            SECTION 7.02. LIENS. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

            (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 7.02; PROVIDED that, except as provided in clause (l) below, such Liens shall secure only those obligations which they secure on the date hereof and may not be reinstated if released at any time by the secured party;

            (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Recourse Subsidiary; PROVIDED that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

            (c) Liens for taxes not yet due or which are being contested in compliance with Section 6.03;

            (d) carriers', warehousemen's, mechanic's, vendor's, lessor's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations which are not due or which are being contested in connection with Section 6.03;

            (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

            (f) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations which are not permitted by paragraph (k) of this Section 7.02), statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (g) zoning restrictions, servitudes, easements, licenses, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

            (h) Liens created in favor of the Agent for the benefit of the Lenders pursuant to the Security Agreement;

            (i) Liens on property hereafter acquired existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Indebtedness incurred prior to, at the time of or within six months after, the acquisition of such property or completion of such construction for the purpose of financing all or any part of the purchase price or the construction cost thereof; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property or asset other than the property so acquired or constructed and fixed improvements thereon;

            (j) Liens on any Inventory consigned to the Borrower by others;

            (k) Liens securing Indebtedness incurred pursuant to Capital Lease Obligations; PROVIDED that such security interest secures Indebtedness permitted by Section 7.01(c) hereof;

            (l) Liens securing Non-Recourse Indebtedness incurred by Non-Recourse Subsidiaries;

            (m) Liens securing Indebtedness that constitutes an extension, rearrangement, renewal or refunding (or any successive extension, rearrangement, renewal or refunding) in whole or in part of Indebtedness secured by any Lien referred to in clauses (a) through (l) above (hereinafter referred to as a "Prior Lien"), if limited to the same property (plus additions, extensions, improvements, repairs, replacements and rebuildings) subject to, and securing no more Indebtedness than the amount secured by, the Prior Lien;

            (n) Liens securing Indebtedness which (i) has an aggregate principal amount not in excess of $10,000,000 and (ii) is incurred in connection with Industrial Development Bonds (including Pollution Control Bonds) as such terms are defined in the Internal Revenue Code of 1986, as amended;

            (o) Liens on assets of Bayou (Tennessee) in favor of the holders of First Mortgage Notes issued under the First Mortgage Indenture pursuant to
      Section 12.1(a) thereof; and

            (p) Liens on property or assets of the Borrower and its Subsidiaries other than the Collateral to the extent such Liens are permitted under the First Mortgage Indenture.

            SECTION 7.03. SALE AND LEASE-BACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

            SECTION 7.04. INVESTMENTS, LOANS AND ADVANCES. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any Investment or any other interest in, any other person, except Permitted Investments.

            SECTION 7.05. MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Recourse Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (a) the Borrower and any Recourse Subsidiary may purchase and sell inventory, sell used and surplus equipment and sell any one of the three warehouses it owns, in each case in the ordinary course of business, (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Recourse Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any wholly owned Recourse Subsidiary may merge into or consolidate with any other wholly owned Recourse Subsidiary in a transaction in which the surviving entity is a wholly owned Recourse Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration, (c) another person may merge into or consolidate with the Borrower if (i) the Borrower is the surviving entity, (ii) 100% of the Lenders consent to such merger or consolidation, (iii) at the time thereof and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing and (iv) at the time thereof and immediately after giving effect thereto the Borrower is in compliance with the provisions of Articles IV, VI and VII hereof and two Financial Officers of the Borrower provide certificates of compliance therewith to the Lenders, (d) the Borrower may transfer Eligible Inventory to Bayou (Tennessee) pursuant to Section 6.13 hereof and (e) the Borrower may make Acquisition Expenditures in accordance with Section 7.10 hereof.

            SECTION 7.06. DIVIDENDS AND DISTRIBUTIONS. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its Preferred Stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of the Preferred Stock or set aside any amount for any such purpose unless, after giving effect to such dividend or distribution, the Consolidated Tangible Net Worth of the Borrower exceeds $63,000,000 and at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; or

            (b) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock other than its Preferred Stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of its capital stock other than its Preferred Stock or set aside any amount for any such purpose unless, after giving effect to such dividend or distribution, the Consolidated Tangible Net Worth of the Borrower exceeds $63,000,000 PLUS 50% of the Borrower's Consolidated Net Income from the Closing Date (but excluding any fiscal quarter (or portion thereby) for which Consolidated Net Income is negative) and at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; PROVIDED, HOWEVER, such dividends, distributions, redemptions, purchases, retirements, acquisitions or settings aside shall not in the aggregate for any given fiscal year exceed 50% of the Borrower's Consolidated Net Income for the immediately preceding fiscal year.

            Notwithstanding the provisions set forth in this Section 7.06, any Subsidiary may declare and pay dividends or make other distributions to the Borrower.

            SECTION 7.07. TRANSACTIONS WITH AFFILIATES. Sell or transfer any property or assets to, or purchase or acquire any property or assets of, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Recourse

Subsidiary may engage in any of the foregoing transactions with persons in the ordinary course of business at prices and on terms and conditions materially not less favorable to the Borrower or such Recourse Subsidiary than could be obtained on an arm's-length basis from an unrelated third party; PROVIDED, HOWEVER, that the foregoing shall not restrict Investments by the Borrower or a Subsidiary in a Subsidiary of the Borrower to the extent permitted by Section
7.04 hereof; PROVIDED, FURTHER, that the foregoing shall not restrict the performance of the Loan Documents.

            SECTION 7.08. BUSINESS OF BORROWER AND RECOURSE SUBSIDIARIES. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

            SECTION 7.09. RESTRICTED EXPENDITURES. Incur Capital Expenditures in any fiscal year in an aggregate amount in excess of (i) 125% of Budgeted Capital Expenditures for such year PLUS (ii) the excess, if any, of the aggregate amount of Capital Expenditures that would have been permitted in the immediately preceding two fiscal years based solely on clause (i) above over the amount of Capital Expenditures actually incurred during such immediately preceding two fiscal years, provided that the amount determined pursuant to this clause (ii) for any fiscal year shall not exceed $15,000,000.

            SECTION 7.10. ACQUISITION EXPENDITURES. Only the Borrower can make Acquisition Expenditures, such Acquisition Expenditures to be funded with (a) 100% of the proceeds from equity offerings of the Borrower after the Closing Date (except for proceeds from the issuance of the Preferred Stock), (b) 100% of the Indebtedness permitted under Section 7.01(d) hereof, (c) up to $15,000,000 of the Loans at any one time and (d) up to and including 50% of cumulative Consolidated Net Income from and including October 1, 1994 to and including the last day of the most recently ended fiscal quarter of the Borrower.

            SECTION 7.11. CURRENT RATIO. In the case of the Borrower and its Recourse Subsidiaries, permit the ratio of Current Assets to Current Liabilities, computed on a Consolidated basis, at any time to be less than 2.0 to 1.0.

            SECTION 7.12. TANGIBLE NET WORTH. In the case of the Borrower and its Recourse Subsidiaries, permit Tangible Net Worth, computed on a Consolidated basis, at any time to be less than the sum of (i) $63,000,000 PLUS (ii) 50% of Net Income from the Closing Date to the date of any computation of Tangible Net Worth (but excluding any fiscal quarter (or portion thereof) for which Net Income is negative).

            SECTION 7.13. DEBT TO CAPITALIZATION. In the case of the Borrower and its Recourse Subsidiaries, permit the ratio of (a) amounts outstanding under this Agreement PLUS amounts outstanding under the Term Loan Agreement PLUS total long-term Funded Indebtedness of the Borrower and its Subsidiaries (including Bayou (Tennessee)), computed on a Consolidated basis, less Unencumbered Cash owned and held by or on behalf of the Borrower to (b) Capitalization, computed in each case on a Consolidated basis, at any time during each of the periods specified below to exceed the ratio specified below for such period:

                         FISCAL
                          YEAR                              RATIO
                         ------                             -----
                          1995                          0.65 to 1.00
                          1996                          0.63 to 1.00
                          1997                          0.60 to 1.00
                          1998                          0.55 to 1.00
                          1999                          0.53 to 1.00

            SECTION 7.14. INTEREST EXPENSE COVERAGE RATIO. In the case of the Borrower and its Recourse Subsidiaries, fail to maintain a ratio of Consolidated EBITDA to Consolidated Fixed Charges ("Interest Expense Coverage Ratio") for any period of four fiscal quarters (or shorter period referred to below) ending during one of the periods specified below equal to or greater than the Interest Expense Coverage Ratio specified below for such period:

            PERIOD                                       RATIO
            ------                                       -----
Second Quarter, Fiscal Year 1995
(computed on a rolling 2 quarter basis)               1.60 to 1.00

Third Quarter, Fiscal Year 1995
(computed on a rolling 3 quarter basis)               1.60 to 1.00

Fourth Quarter, Fiscal Year 1995
(computed on a rolling 4 quarter basis)               1.60 to 1.00

Each Quarter in Fiscal Year 1996
(computed on a rolling 4 quarter basis)               1.60 to 1.00

Each Quarter in Fiscal Year 1997
(computed on a rolling 4 quarter basis)               1.70 to 1.00

Each Quarter in Fiscal Year 1998
(computed on a rolling 4 quarter basis)               1.80 to 1.00

Each Quarter in Fiscal Year 1999
(computed on a rolling 4 quarter basis)               2.00 to 1.00

Thereafter (computed on a rolling
4 quarter basis)                                      2.00 to 1.00

            SECTION 7.15. AMENDMENTS. (a) Amend or modify the First Mortgage Indenture or the Notes issued pursuant thereto or the TVS Asset Purchase Agreement without the prior written consent of the Required Lenders if such amendment or modification would adversely affect the interests of the Lenders and the Term Loan Lenders; or (b) amend or modify any term of the Preferred Stock or the certificate of designation therefor or any other Preferred Stock Documents.

ARTICLE VIII. EVENTS OF DEFAULT

            In case of the happening of any of the following events ("Events of Default"):

            (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder or the borrowing under the Term Loan Agreement or in any Borrowing Base Certificate delivered pursuant to Section 6.04(c) or in any Term Loan Borrowing Base Certificate delivered pursuant to subsection 6.1 of the Term Loan Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

            (b) default shall be made in the payment of any principal of any Loan or Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or default shall be made in the due and punctual reimbursement of any drawing under any Letter of Credit, when and as the same shall become due and payable and such default shall continue unremedied for a period of three days;

            (c) default shall be made in the payment of any interest on any Loan or Term Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three days;

            (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in
      Section 6.01(a);

            (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Article VI or Section 6 of the Term Loan Agreement, other than as specified in (d) above, and such default shall continue unremedied for a period of 30 days; PROVIDED, HOWEVER, that if the Agent has actual knowledge of the occurrence of a default specified in this paragraph (e) and the Borrower does not have knowledge of such occurrence, the 30-day period shall begin on the date on which the Agent sends notice of such default to the Borrower;

            (f) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Article VII or Section 7 of the Term Loan Agreement, and such default shall continue unremedied for a period of 30 days; PROVIDED, HOWEVER, that if the Agent has actual knowledge of the occurrence of a default specified in this paragraph (f) and the Borrower does not have knowledge of such occurrence, the 30-day period shall begin on the date on which the Agent sends notice of such default to the Borrower;

            (g) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c), (d), (e) or (f) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Agent or any Lender to the Borrower;

            (h) the Borrower or any Recourse Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in any principal amount, when and as the same shall become due and payable and after giving effect to applicable grace periods, or
      (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity and after giving effect to applicable grace periods;

            (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a

      Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days; PROVIDED, HOWEVER, that this provision shall not apply to a Non-Recourse Subsidiary unless such action or proceeding materially adversely affects the interests of the Borrower or a Recourse Subsidiary;

            (j) the Borrower or any Subsidiary (other than a Non-Recourse Subsidiary unless such action or proceeding materially adversely affects the interests of the Borrower or a Recourse Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 (after giving effect to reimbursement by insurance carriers) shall be rendered against the Borrower, any Recourse Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Recourse Subsidiary to enforce any such judgment;

            (l) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $1,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of the statement required pursuant to Section 6.06, the Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a Lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

            (m) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $2,000,000 or requires payments exceeding $1,000,000 in any year;

            (n) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000;

            (o) there shall have occurred a Change in Control;

            (p) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

      or

            (q) one or more Persons has demanded payment of amounts in excess of $500,000 in the aggregate under Section 7.01 of the Preferred Stock and Warrant Purchase Agreement or Section 5.13 of the Shareholder Agreement and the Borrower or any of its Subsidiaries shall have made such payment(s) or shall have agreed that such amounts are due;

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) demand that the Borrower provide to the Lenders, and the Borrower upon such demand agrees to provide, cash collateral in an amount equal to the aggregate Letter of Credit Exposure then existing, such cash collateral to be deposited in a special cash collateral account to be held by the Agent for the benefit of the Lenders and (iii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower or any Recourse Subsidiary described in paragraph (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the

Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

            With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower shall be deemed to grant at such time to the Agent, for the benefit of the Issuing Bank and Lenders, a security interest in such cash collateral (such cash to be held in an interest-bearing account) to secure all obligations of the Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. The Borrower shall execute and deliver to the Agent, for the account of the Issuing Bank and the Lenders, such further documents and instruments as the Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon and there shall be no Letter of Credit Exposure and all other obligations of the Borrower hereunder and under the Notes and the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account (including interest thereon, if any) shall be returned to the Borrower.

ARTICLE IX. THE AGENT

            In order to expedite the transactions contemplated by this Agreement, Chemical is hereby appointed to act as Agent on behalf of the Lenders. Each of the Lenders, and each subsequent holder of any Note by its acceptance thereof, hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Agent by the terms and provisions of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder and under the other Loan Documents, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any

Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

            Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agent shall not be responsible to the Lenders or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Documents or other instruments or agreements. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Note. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

            The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of

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the Loan Documents unless it shall be requested in writing to do so by the
Required Lenders (or when expressly required hereby, all the Lenders).

            Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders, the Term Loan Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor which successor Agent shall be acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and Term Loan Lenders, appoint a successor Agent which shall be a lender with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such lender. Upon the acceptance of any appointment as Agent hereunder by a successor lender, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

            With respect to the Loans made by it hereunder, the Notes issued to it and any Letter of Credit issued by it, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent.

            Each Lender agrees (i) to reimburse the Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans and the Term Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date) of any expenses incurred for the benefit of the Lenders by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs,

                                       77

expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower (including, without limitation, at any time following the payment of the Notes and the Term Notes); PROVIDED that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.

            Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. In acting as Agent under the Loan Documents, Chemical is acting for both the Lenders and the Term Loan Lenders.

            The terms and conditions set forth in this Article IX shall apply MUTATIS MUTANDIS to the Agent in its capacity as Collateral Agent under the Security Agreement.

ARTICLE X. MISCELLANEOUS

            SECTION 10.01. NOTICES. Notices and other communications provided for herein or in the Term Loan Agreement shall be in writing and shall be delivered by telecopy, hand or overnight courier service, or mailed, as follows:

            (a) if to the Borrower, to it at River Road, La Place, Louisiana 70068, Attention of Richard J. Gonzalez (Telecopy No. 504-652-0472), with a copy to 2777 Stemmons Freeway, Suite 1800, Dallas, Texas 75207, Attention of Howard M. Meyers (Telecopy No. 214-631- 6146);

            (b) if to Bayou (Tennessee), to it at River Road, La Place, Louisiana 70068, Attention of Richard J. Gonzalez (Telecopy No. 504-652-0472), with a copy to

                                       78

      2777 Stemmons Freeway, Suite 1800, Dallas, Texas 75207, Attention of Howard M. Meyers (Telecopy No. 214-631- 6146);;

            (c) if to the Agent, to it at 140 E. 45th St. (29th Floor) New York, NY 10017, Attention of Pamela Rivers (Telecopy No. 212-922-9695);

            (d) if to the Issuing Bank, to it at 55 Water Street, New York, New York 10041, Attention of Victor Marinaccio (Telecopy No. 212-363-5656); and

            (e) if to a Lender, to it at its address (or tele- copy number) set forth in Schedule 2.01; and

            (f) if a Term Loan Lender, to it at its address set forth in the Term Loan Agreement.

All notices and other communications given to any party hereto or to the Term Loan Lenders in accordance with the provisions of this Agreement and the other Loan Documents shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 10.01 PROVIDED that any notice, request or demand to or upon the Agent or the Lenders pursuant to Sections 2.03 and 3.02 shall not be effective until received.

            SECTION 10.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Term Loan Lenders and shall survive the making by the Lenders of the Loans and by the Term Loan Lenders of the Term Loans, and the execution and delivery (i) to the Lenders of the Notes evidencing such Loans and (ii) to the Term Loan Lenders of the Term Notes evidencing such Term Loans, regardless of any investigation made by the Lenders or Term Loan Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Term Loan or any Fee or any other amount payable under this Agreement, the Term Loan Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

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            SECTION 10.03. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent and the Borrower shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

            SECTION 10.04. SUCCESSORS AND ASSIGNS. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

            (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); PROVIDED, HOWEVER, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower and the Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance in the form of Exhibit J hereto, together with the Note or Notes subject to such assignment and a processing and recordation fee of $4,000 (which recordation fee shall be paid by a person other than the Borrower), and (iv) no such assignment shall be permitted or effective unless such Lender concurrently assigns a ratable interest in the Term Loan Agreement to its assignee. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 6.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            (d) The Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice and copies shall be made available to the Borrower upon request.

            (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with the Note or Notes subject to such assignment, the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower to such assignment, the Agent shall (subject to the consent of the Agent to such assignment, if required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a new Note to the order of such assigning Lender in a principal amount equal to the applicable Commitment retained by it. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note; such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit A hereto. Canceled Notes shall be returned to the Borrower.

            (f) Each Lender may without the consent of the Borrower or the Agent sell participations to one or more Lenders or other financial institutions in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Notes held by it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participating lenders or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11 and 2.13 to the same extent that the Lender from which such participating lender or other entity acquired its participation would be entitled to the benefit of such cost protection provisions, (iv) no such participation shall be permitted or effective unless such Lender concurrently sells a ratable participating interest in the Term Loan Agreement to its participant, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and their right to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any Fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

            (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to either Loan Party furnished to such Lender by or on behalf of such Loan Party; PROVIDED that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Loan Parties received from such Lender.

            (h) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

            (i) The Borrower shall not assign or delegate any of its rights or duties hereunder.

            SECTION 10.05. EXPENSES; INDEMNITY. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement, the Letters of Credit, the Term Loan Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent or any Lender or any Term Loan Lender in connection with the enforcement or protection of their rights in connection with this Agreement, the Letters of Credit, the Term Loan Agreement and the other Loan Documents or in connection with the Loans and Term Loans made or the Notes and Term Notes issued hereunder, including the reasonable fees and disbursements of Simpson Thacher & Bartlett, counsel for the Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the reasonable fees and disbursements of any other counsel for the Agent or any Lender or any Term Loan Lender. The Borrower further agrees that it shall indemnify the Lenders and the Term Loan Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement, the Letters of Credit or any of the other Loan Documents.

            (b) The Borrower agrees to indemnify the Agent, each Lender each Term Loan Lender and its respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, actions, penalties, judgments, suits, costs and related expenses or disbursements, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, the Letters of Credit, the Term Loan Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) the noncompliance or asserted noncompliance with, or liability or asserted liability under, any Environmental Law that is asserted to be applicable to the Borrower or any Subsidiary, or to any property owned or operated by any of them; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such indemnified party's losses are the result of any unexcused breach by an indemnified party of its obligations under this Agreement or any other Loan Document or the result of the gross negligence or willful misconduct of such Indemnitee.

            (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, the Letters of Credit, the Term Loan Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

            SECTION 10.06. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing and any Lender shall have requested the Agent to declare the Loans immediately due and payable pursuant to Article VIII, such Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            SECTION 10.08. WAIVERS; AMENDMENT. (a) No failure or delay of the Agent, any Lender or any Term Loan Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Term Loan Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on either Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes and the Term Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note or Term Note shall have been marked to indicate such amendment, modification, waiver or consent.

            (b) Neither this Agreement, any provision hereof nor any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Loan Party and the Required Lenders; PROVIDED, HOWEVER, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan or Term Loan, or waive or excuse any such payment or any part thereof, or change the rate of interest on any Loan or Term Loan, without the prior written consent of each Lender and each Term Loan Lender, (ii) change the Commitment or Commitment Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.16 or subsection 2.15 of the Term Loan Agreement, the provisions of this Section or the definitions of "Borrowing Base" or "Required Lenders" or release at any time from the security interest created by the Security Agreement any of the

Collateral in excess of 10% in the aggregate of the book value of the Collateral at such time (other than as permitted under Section 7.05), in any such case, without the prior written consent of each Lender and each Term Loan Lender; PROVIDED FURTHER that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Each Lender, each Term Loan Lender and each holder of a Note or a Term Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Note or Term Note shall have been marked to make reference thereto, and any consent by any Lender, Term Loan Lender or holder of a Note or Term Note pursuant to this Section shall bind any person subsequently acquiring a Note or Term Note from it, whether or not such Note or Term Note shall have been so marked.

            SECTION 10.09. INTEREST RATE LIMITATION. Notwithstanding anything herein or in the Notes or in the Term Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "CHARGES"), as provided for herein or in any Loan Document or in any other document executed in connection herewith or therewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or Term Loan Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Note or the Term Note held by such Lender or Term Loan Lender, as the case may be, together with all Charges payable to such Lender or Term Loan Lender, shall be limited to the Maximum Rate.

            SECTION 10.10. ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

            SECTION 10.11. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

            SECTION 10.12. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            SECTION 10.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

            SECTION 10.14. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            SECTION 10.15. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

            (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 10.16. CONFIDENTIALITY. The Agent and the Lenders agree to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the Loan Parties furnished to the Agent or any Lender (the "Information"). Notwithstanding the foregoing, the Agent and each Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives as need to know such Information in connection with its participation in any of the Transactions or the administration of this Agreement; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a breach of this Agreement, (B) becomes available to the Agent or such Lender on a non-confidential basis from a source other than the Borrower or Subsidiary or (C) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by the Borrower or a Subsidiary; (iv) to the extent the Borrower or a Subsidiary shall have consented to such disclosure in writing, (v) in connection with the sale of any Collateral pursuant to the provisions of the Security Agreement or (vi) as necessary in connection with an assignment or participation contemplated by Sections 10.04(b) and 10.04(f) hereof.

            IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          BAYOU STEEL CORPORATION

                                          By: __________________________
                                              Title:

                                          CHEMICAL BANK, as Agent and as a
                                          Lender

                                          By: __________________________
                                              Title:

                                          INTERNATIONALE NEDERLANDEN (U.S.)
                                          CAPITAL CORPORATION

                                          By: __________________________
                                              Title:

                                          THE DAIWA BANK, LIMITED

                                          By: __________________________
                                              Title:

                                          By: __________________________
                                              Title:

                                          FIRST INTERSTATE BANK OF TEXAS,
                                          N.A.

                                          By: __________________________
                                              Title:

                                          HIBERNIA NATIONAL BANK

                                          By: __________________________
                                              Title:

                                                                 EXECUTION COPY
                               SECURITY AGREEMENT

            SECURITY AGREEMENT, dated as of June 28, 1989, as amended and restated through June 1, 1995, made by BAYOU STEEL CORPORATION, a Delaware corporation (the "GRANTOR"), in favor of CHEMICAL BANK, a New York banking corporation ("CHEMICAL"), as collateral agent (in such capacity, the "COLLATERAL AGENT") for (i) the several banks and other financial institutions (the "Lenders") from time to time parties to the Credit Agreement, dated as of June 28, 1989, as amended and restated through June 1, 1995 (as further amended, supplemented or otherwise modified from time to time, the "REVOLVING CREDIT AGREEMENT") among the Grantor, the Lenders and Chemical, as agent (in such capacity, the "AGENT"), and (ii) the several banks and other financial institutions (the "TERM LOAN LENDERS") from time to time parties to the Term Loan Agreement, dated as of June 1, 1995 (as amended, supplemented or otherwise modified from time to time, the "TERM LOAN AGREEMENT") among Bayou Steel Corporation (Tennessee), a Delaware corporation ("BAYOU (TENNESSEE)"), the Term Loan Lenders and the Agent.

                             W I T N E S S E T H:

            WHEREAS, the Grantor and the Collateral Agent are parties to the Security Agreement dated as of June 28, 1989, as amended and restated through November 23, 1993 and as in effect immediately prior to the effectiveness of this Agreement (the "ORIGINAL SECURITY AGREEMENT");

            WHEREAS, the Grantor and the Collateral Agent wish to amend and restate the Original Security Agreement pursuant to this Agreement in accordance with the terms and subject to the conditions set forth herein;

            WHEREAS, the Grantor and the Collateral Agent have elected to amend and restate the Original Security Agreement pursuant to this Agreement rather than amend the Original Security Agreement or enter into a new security agreement for their convenience and intend that all indebtedness, obligations and liens created under the Original Security Agreement be continued hereunder and remain in full force and effect and not be discharged, paid, satisfied or cancelled;

            WHEREAS, pursuant to the Revolving Credit Agreement, the Lenders have agreed to make their respective Loans to, and the Issuing Bank has agreed to issue letters of credit for the account of, the Grantor upon the terms and subject to the conditions set forth therein;

            WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to, and the Issuing

Bank to issue Letters of Credit for the account of, the Grantor under the Revolving Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Lenders;

            WHEREAS, pursuant to the Term Loan Agreement, the Term Loan Lenders have agreed to make their respective Term Loans (as defined in the Term Loan Agreement) to Bayou (Tennessee) upon the terms and subject to the conditions set forth therein;

            WHEREAS, it is a condition precedent to the obligation of the Term Loan Lenders to make their respective Term Loans to Bayou (Tennessee) under the Term Loan Agreement that the Grantor guarantee payment and performance of the obligations of Bayou (Tennessee) under the Term Loan Agreement and the Term Notes (as defined in the Term Loan Agreement);

            WHEREAS, in satisfaction of such condition, the Grantor has entered into the Guarantee, dated as of June 1, 1995 (as amended, supplemented or otherwise modified from time to time, the "TERM LOAN GUARANTEE"), for the benefit of the Agent and the Term Loan Lenders; and

            WHEREAS, it is a further condition precedent to the obligation of the Term Loan Lenders to make their Term Loans to Bayou (Tennessee) under the Term Loan Agreement that the Grantor shall have executed and delivered this Agreement to the Collateral Agent to secure payment and performance of the Grantor's obligations under the Term Loan Guarantee.

            NOW, THEREFORE, in consideration of the premises and (i) to induce the Agent and the Lenders to enter into the Revolving Credit Agreement and to induce the Lenders to make their respective Loans to, and the Issuing Bank to issue Letters of Credit for the account of, the Grantor thereunder and (ii) to induce the Agent and the Term Loan Lenders to enter into the Term Loan Agreement and to induce the Term Loan Lenders to make their respective Term Loans to Bayou (Tennessee) thereunder, the Grantor hereby agrees with the Collateral Agent, for the benefit of the Lenders and the Term Loan Lenders, as follows:

      1. DEFINITION OF TERMS USED HEREIN. All capitalized terms used herein but not defined herein shall have the meanings set forth in the Revolving Credit Agreement. As used herein, the following terms shall have the following meanings:

            (a) "Accounts" shall mean any and all rights of the Grantor to payment for goods and services sold, leased or otherwise provided, including any such right evidenced by chattel paper, whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, including, without limitation, accounts receivable from Affiliates or employees of the Grantor.

            (b) "Accounts Receivable" shall mean all Accounts and all rights in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary.

            (c) "Collateral" shall mean all (i) Accounts Receivable, (ii) Inventory and (iii) Proceeds.

            (d) "Guarantee Collateral Amount" shall be as defined in Section 18(e).

            (e) "Inventory" shall mean, subject to the provisions of Section 28, all merchandise intended for sale by the Grantor, or consumed in the Grantor's business, together with all raw materials, including, without limitation, scrap, billets, shapes, additives, alloys, fluxes, electrodes and refractories, whether now owned or hereafter acquired or arising, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to, repossessed or stopped in transit by or on behalf of the Grantor.

            (f) "Obligations" shall mean the Revolving Credit Obligations and the Term Loan Obligations.

            (g) "Proceeds" shall mean any consideration received from the sale, exchange, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral.

            (h) "Revolving Credit Obligations" shall mean (a) the collective reference to the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Grantor to the Agent, the Collateral Agent or the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Revolving Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Revolving Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Revolving Credit Agreement, the Notes or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agent or to the Lenders that are required to be paid by the Grantor pursuant to the terms of the Revolving Credit Agreement, and
(b) all obligations of the Grantor under this Agreement.

            (i) "Term Loan Obligations" shall mean the collective reference to obligations and liabilities of the Grantor to the Agent, the Collateral Agent and the Term Loan Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Term Loan Agreement after the maturity of the Term Loans and interest accruing at the then applicable rate provided in the Term Loan Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Term Loan Guarantee (including, without limitation, all fees and disbursements of counsel to the Agent or to the Term Loan Lenders that are required to be paid by the Grantor, as guarantor, pursuant to the terms of the Term Loan Guarantee.

            2. SECURITY INTEREST. (a) As security for the payment or performance, as the case may be, of the Revolving Credit Obligations, the Grantor hereby creates and grants to the Collateral Agent, its successors and its assigns, for the benefit of the Lenders, their successors and their assigns, a security interest in the Collateral (the "REVOLVING CREDIT SECURITY INTEREST").

            (b) As security for the payment or performance, as the case may be, of the Term Loan Obligations, the Grantor hereby creates and grants to the Collateral Agent, its successors and its assigns, for the benefit of the Term Loan Lenders, their successors and their assigns, a security interest in the Accounts Receivable and Proceeds thereof and Proceeds of the Inventory consisting of Accounts Receivable (the "TERM LOAN SECURITY INTEREST"; together with the Revolving Credit Security Interest, the "SECURITY INTEREST").

            (c) Without limiting the foregoing, the Collateral Agent is hereby authorized to file one or more financing statements, continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest without the signature of the Grantor, naming the Grantor as debtor and the Collateral Agent as secured party; PROVIDED, HOWEVER, that the Collateral Agent will attempt in each instance to obtain the signature of the Grantor before filing any such document and, in the event that the Collateral Agent is unable to obtain such signature, it shall promptly deliver to the Grantor copies of any such documents filed without the signature of the Grantor.

            The Grantor agrees at all times to keep accurate and complete accounting records with respect to the Collateral, including, but not limited to, a record of all payments and Proceeds received.

            3. FURTHER ASSURANCES. The Grantor agrees, at its expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time request for the better assuring and preserving of the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interests created hereby and the filing of any financing statements or other documents in connection herewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent. The Grantor agrees promptly to notify the Collateral Agent of any change (a) in its corporate name, (b) in the location of its chief executive office, (c) in its chief place of business or (d) in the office where it keeps its records relating to the Collateral owned by it. Grantor agrees not to change its registered office in the State of Louisiana from 8550 United Plaza Boulevard, Baton Rouge, Louisiana 70809 except following thirty days' prior written notice to the Collateral Agent. The Grantor agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

            4. INSPECTION AND VERIFICATION. The Collateral Agent and such persons as the Collateral Agent may reasonably designate shall have the right, at any reasonable time or times during the Grantor's usual business hours, to inspect the Collateral, all records related thereto (and to make extracts and copies from such records), and the premises upon which any of the Collateral is located, to discuss the Grantor's affairs with the officers of the Grantor and its independent accountants (with a representative of the Grantor present if the Grantor is not in default) and to verify under reasonable procedures the validity, amount, quality, quantity, value, and condition of, or any other matter relating to, the Collateral, including, in the case of Accounts or Collateral in the possession of a third person, upon not less than one business day's notice to the Grantor contacting account debtors or a third person possessing such Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any or all of the Lenders subject in any event to the provisions of Section 10.16 of the Revolving Credit Agreement and subsection 10.12 of the Term Loan Agreement.

            5. TAXES; ENCUMBRANCES. At its option, the Collateral Agent, upon one Business Day's notice to the Grantor, may discharge past due taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted under the Revolving Credit Agreement, and may pay for the maintenance and preservation of the Collateral to the extent the Grantor fails to do so as required by the Revolving Credit Agreement, and the Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by it pursuant to the foregoing authorization; PROVIDED, HOWEVER, that nothing in this Section 5 shall be interpreted as excusing the Grantor from the performance of any covenants or other promises with respect to taxes, liens, security interests or other encumbrances and maintenance as set forth herein or in the Revolving Credit Agreement.

            6. ASSIGNMENT OF SECURITY INTEREST. If at any time the Grantor shall take and perfect a security interest in any property of an account debtor or any other person to secure payment and performance of an Account, the Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the account debtor or other person granting the security interest.

            7. REPRESENTATIONS AND WARRANTIES. The Grantor represents and warrants to the Collateral Agent that:

            (a) TITLE AND AUTHORITY. The Grantor has rights in and good title to the Collateral and has full corporate power and authority to grant to the Collateral Agent the Security Interest in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

            (b) FILINGS. Fully executed Uniform Commercial Code financing statements containing a description of the Collateral have been filed of record in every governmental, municipal or other office in every jurisdiction in which any portion of the Collateral is located necessary to publish notice of and protect the validity of and to establish a valid, legal and perfected security interest in favor of the Collateral Agent in respect of the Collateral in which a security interest may be perfected by filing in the United States and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

            (c) VALIDITY OF SECURITY INTEREST. The Security Interest constitutes a valid, legal and perfected security interest in all of the Collateral for payment and performance of the Obligations and the Collateral is subject to no liens, other than liens permitted by Section 7.02 of the Revolving Credit Agreement.

            (d) INFORMATION REGARDING NAMES AND LOCATIONS. The Grantor has disclosed in writing to the Collateral Agent any trade names used to identify it in its business or in the ownership of its properties and each location where it maintains any Collateral.

            (e) ABSENCE OF OTHER LIENS. The Grantor has not filed any Financing Statement under the Uniform Commercial Code covering any Collateral other than as contemplated by the Revolving Credit Agreement or hereby, other than Financing Statements of which copies have been delivered to the Collateral Agent, and the Grantor has not filed any notices of assignment of any of the Accounts Receivable located in Louisiana other than in favor of the Collateral Agent.

            (f) SCHEDULE OF ACCOUNTS. Each schedule of Accounts will be an accurate description of the Accounts in all material respects.

            (g) SCHEDULES. The information contained on Schedules I and II hereof is accurate and complete in all respects.

            (h) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Grantor contained in this Agreement shall survive the execution, delivery and performance of this Agreement until the termination of this Agreement pursuant to Section 33.

            8. RECORDS AND SCHEDULES OF ACCOUNTS. The Grantor shall keep or cause to be kept records of Accounts that are accurate in all material respects.

            9. DOCUMENTS OF TITLE. The Grantor agrees, upon written request of the Collateral Agent, immediately to deliver all documents of title (as such term is defined in the Uniform Commercial Code) to the Collateral Agent or its designee upon the creation and issuance of such documents of title to maintain a valid, legal and perfected security interest in favor of the Collateral Agent in respect of any and all Inventory. The Collateral Agent agrees immediately to deliver, or cause to be delivered, such documents of title to the Grantor or their designees upon the creation of Accounts Receivable relating to the Inventory covered by such documents of title.

            10. SUPPLEMENTAL DOCUMENTATION. In connection with the execution and delivery of this Agreement, the Grantor shall furnish or cause to be furnished to the Collateral Agent, on or prior to the Term Loan Closing Date (as defined in the Term Loan Agreement), a certificate signed by an officer of the Grantor dated the Term Loan Closing Date, certifying that, as of the date of such certificate, all representations and warranties of the Grantor in
Section 7 are true and correct, and that the Grantor is in compliance with all conditions, agreements and covenants to be observed or performed hereunder.

            11. PROTECTION OF SECURITY. The Grantor shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof, against any adverse mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever not permitted under the Revolving Credit Agreement.

            12. INSURANCE. (a) The Grantor, at its own expense, shall maintain insurance covering physical loss or damage to the Inventory in accordance with the provisions of Section 6.02 of the Revolving Credit Agreement. All such policies of insurance shall be endorsed or otherwise amended to include a lender's loss payable endorsement, in form and substance satisfactory to the Collateral Agent, which shall provide that from and after the date, if any, on which the insurance carrier receives written notice from the Collateral Agent that an Event of Default has occurred, all proceeds otherwise payable to the Grantor under such policies shall be payable directly to the Collateral Agent. Such endorsement or an independent instrument furnished to the Collateral Agent shall provide that the insurance companies will give the Collateral Agent at least 30 days' prior written notice before any such policy or policies of insurance shall be materially altered or canceled and that no act or default of the Grantor or any other person shall affect the right of the Collateral Agent to recover under such policy or policies of insurance in case of loss or damage.

            (b) Following the occurrence of and during the continuance of an Event of Default, the Grantor irrevocably makes, constitutes, and appoints the Collateral Agent (and all officers, employees, or agents designated by the Collateral Agent) as the Grantor's true and lawful agent (and attorney-in-fact) for the purpose of making, settling and adjusting claims under policies of insurance, endorsing the name of the Grantor on any check, draft, instrument, or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that the Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantor hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto as the Collateral Agent deems advisable. All such sums so disbursed by the Collateral Agent, including reasonable attorney's fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantor to the Collateral Agent and shall be additional obligations secured hereby.

            13. CONTINUING OBLIGATIONS OF THE GRANTOR. The Grantor shall remain liable to observe and perform in all material respects all the material conditions and obligations to be observed and performed by it under each contract, agreement, interest or obligation relating to the Collateral, all in accordance with the terms and conditions thereof, and shall indemnify and hold harmless the Collateral Agent and the Lenders and the Term Loan Lenders and each of them severally, from any and all such liabilities.

            14. USE AND DISPOSITION OF COLLATERAL. Except as permitted under Sections 6.13 and 7.02 of the Revolving Credit Agreement, the Grantor (a) shall not make or permit to be made an assignment, pledge or hypothecation of the Collateral, and shall grant no other security interest in the Collateral, or (b) shall not make or permit to be made any transfer of the Collateral, and shall remain at all times in possession thereof other than transfers to the Collateral Agent pursuant to the provisions hereof; except that so long as no Event of Default shall have occurred and be continuing, the Grantor may use and dispose of the Collateral in any lawful manner not inconsistent with the provisions of this Agreement and of the Revolving Credit Agreement and in the event an Event of Default has occurred and is continuing the Grantor may, unless it is otherwise notified by the Collateral Agent, sell Inventory in the ordinary course of business.

            15. LIMITATION ON MODIFICATIONS OF ACCOUNTS. The Grantor will not, without the Collateral Agent's prior written consent, grant any extension of the time of payment of any of the Accounts Receivable, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business.

            16. COLLECTIONS. So long as no Event of Default shall have occurred, the Grantor shall have the right to collect its Accounts Receivable in the ordinary course of its business. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right, as the true and lawful agent of the Grantor, with power of substitution for the Grantor and in the Grantor's name, the Collateral Agent's name or otherwise, for the use and benefit of the Collateral Agent and the Lenders and the Term Loan Lenders (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any account debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to all or any of the Collateral;
(g) to notify, or to require the Grantor to notify, the account debtors obligated on any or all of the Accounts Receivable to make payment thereof directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Collateral Agent or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Grantor or to any claim or action against the Collateral Agent except the gross negligence or willful misconduct of the Collateral Agent. Upon taking of possession of any Collateral hereunder, the Collateral Agent shall deal with such Collateral in substantially the same manner as it deals with similar property for its own account and shall account for property actually received by it. It is understood and agreed that the appointment of the Collateral Agent as the agent of the Grantor for the purposes set forth above in this Section 16 is coupled with an interest and is irrevocable. The provisions of this Section 16 shall in no event relieve the Grantor of any of its obligations hereunder or under the Revolving Credit Agreement with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or the Lenders or the Term Loan Lenders to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any Lender or Term Loan Lender of any other or further right that it may have on the date of this Agreement or hereafter, whether hereunder, under the Revolving Credit Agreement or the Term Loan Guarantee or by law or otherwise.

            17. REMEDIES UPON DEFAULT. (a) Upon the occurrence and during the continuance of an Event of Default, the Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any or all of the following actions at the same or different times: with or without legal process and with or without previous notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, the Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of current law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

            The Collateral Agent shall give the Grantor 10 days' written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-504(3) of the Uniform Commercial Code as in effect in the State of New York or its equivalent in other jurisdictions) of the Collateral Agent's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section 17, any Lender or Term Loan Lender may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Lender or Term Loan Lender from the Grantor as a credit against the purchase price, and such Lender or Term Loan Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement, and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

            (b) For purposes of executory process under applicable Louisiana law, the Grantor hereby acknowledges the indebtedness owed under the Obligations, CONFESSES JUDGMENT thereon and consents that judgment be rendered and signed, whether during the court's term or during vacation, in favor of the Collateral Agent, for the benefit of the Lenders and Term Loan Lenders, for the full amount of the Obligations in principal, interest, and attorneys' fees, together with all charges and expenses whatsoever pursuant to this Agreement, the Revolving Credit Agreement and the Term Loan Guarantee. Upon the occurrence and during the continuance of an Event of Default, and in addition to all of its rights, powers and remedies under this Agreement and applicable law, the Collateral Agent may, at its option, cause all or any part of the Collateral to be seized and sold under executory process or under writ of fieri facias issued in execution of an ordinary judgment obtained upon the Obligations, without appraisement to the highest bidder, for cash or under such terms as the Collateral Agent deems acceptable. The Grantor hereby waives all and every appraisement of the Collateral and waives and renounces the benefit of appraisement and the benefit of all laws relative to the appraisement of the Collateral seized and sold under executory or other legal process. The Grantor agrees to waive, and does hereby specifically waive:

           (i) the benefit of appraisement provided for in Articles 2332, 2336, 2723 and 2724, Louisiana Code of Civil Procedure, and all other laws conferring such benefits;

          (ii) the demand and three (3) days delay accorded by Articles 2639 and 2721, Louisiana Code of Civil Procedure;

         (iii) the notice of seizure required by Articles 2293 and 2721, Louisiana Code of Civil Procedure;

          (iv) the three (3) days delivery provided by Articles 2331 and 2722, Louisiana Code of Civil Procedure;

           (v) the benefit of the other provisions of Articles 2331, 2722 and 2723, Louisiana Code of Civil Procedure;

          (vi) the benefit of the provisions of any other articles of the Louisiana Code of Civil Procedure not specifically mentioned above; and,

         (vii) all rights of divisions and discussion with respect to the Obligations.

In the event the Collateral Agent elects, at its option, to enter suit via ordinaria on the Obligations, in addition to the foregoing confession of judgment, the Grantor hereby waives citation, other legal process and legal delays and hereby consents that judgment for the unpaid principal due on the Obligations, together with interest, attorneys' fees, costs and other charges that may be due on the Obligations, be rendered and signed immediately.

            Pursuant to the authority contained in La.R.S. 9:5136 through 9:5140.1, the Grantor and the Collateral Agent do hereby expressly designate the Collateral Agent or its designee to be keeper or receiver ("Keeper") for the benefit of the Collateral Agent or any assignee of the Collateral Agent, such designation to take effect immediately upon any seizure of any of the Collateral under writ of executory process or under writ of sequestration or fieri facias as an incident to an action brought by the Collateral Agent. The fees of the Keeper are hereby fixed at 5% of the amount due or sued for or claimed or sought to be protected, preserved or enforced in the proceeding for the recognition of the Security Interest, and the payment of such fees shall be secured by the Security Interest.

            18. APPLICATION OF PROCEEDS. (a) The Collateral Agent shall apply the proceeds of any collection or sale of the Accounts Receivable as follows:

           FIRST, to the payment in full of the Term Loan Obligations, pro rata as among the Term Loan Lenders in accordance with the amounts of the Term Loans made by them and outstanding, to the extent that such proceeds equal the then applicable Guarantee Collateral Amount.

           SECOND, to the payment of all costs and reasonable expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement or any of the Revolving Credit Obligations, including, but not limited to, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder on behalf of the Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder.

           THIRD, to the payment in full of the Revolving Credit Obligations to the extent such proceeds secure the Revolving Credit Obligations, pro rata as among the Lenders in accordance with the amounts of the Loans made by them and outstanding.

           FOURTH, to the payment and discharge in full of the Revolving Credit Obligations (other than those referred to above), pro rata as among the Lenders in accordance with the amount of their respective Commitments.

           FIFTH, to the Grantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

            (b) The Collateral Agent shall apply the proceeds of any collection or sale of the Inventory as follows:

           FIRST, to the payment of all costs and reasonable expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement or any of the Revolving Credit Obligations, including, but not limited to, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder on behalf of the Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder.

           SECOND, to the payment in full of the Revolving Credit Obligations, pro rata as among the Lenders in accordance with the amounts of the Loans made by them and outstanding.

           THIRD, to the payment and discharge in full of the Revolving Credit Obligations (other than those referred to above), pro rata as among the Lenders in accordance with the amount of their respective Commitments.

           FOURTH, to the Grantor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

            (c) The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of the Collateral by the Collateral Agent (including, without limitation, pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

            (d) Each Lender and Term Loan Lender may apply any such proceeds to the Obligations owed to it in any manner it determines in its sole discretion.

            (e) As used herein, "Guarantee Collateral Amount" means a dollar amount equal to 5% of the aggregate book value of the Grantor's Consolidated total assets as shown on the most recent Consolidated balance sheet prepared after the Closing Date. As an example, immediately after giving effect to the Acquisition it is expected that the Guarantee Collateral Amount will be approximately $9,000,000.

            (f) The Lenders agree to subordinate their Lien on the proceeds of Inventory to the Term Loan Security Interest in the Accounts Receivable and the Proceeds thereby to the extent, but only to the extent, necessary to permit the application of proceeds contemplated by clause FIRST of paragraph (a) above.

            (g) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, the Term Loan Lenders may waive or alter the priority of their right to proceeds contemplated by clause FIRST of paragraph (a) above in their sole discretion and without the consent of the Grantor.

            19. LOCATIONS OF COLLATERAL; PLACE OF BUSINESS. (a) The Grantor hereby represents and warrants that all the Collateral is located at the locations listed on Schedule I hereto. The Grantor agrees not to establish, or permit to be established, any other location for Collateral, unless all filings under the Uniform Commercial Code or otherwise that are required by the Revolving Credit Agreement to be made with respect to the Collateral have been made and the Collateral Agent has a valid, legal and perfected security interest in the Collateral subject to no liens, other than liens permitted by Section
7.02 of the Revolving Credit Agreement.

            (b) The Grantor agrees, at such time or times as the Collateral Agent may request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form satisfactory to the Collateral Agent, showing the identity, amount and location of any and all material Collateral.

            (c) The Grantor agrees that its chief executive office and its registered office in Louisiana are located as indicated on Schedule II hereto and that its federal employer identification number is as set forth on Schedule
II. The Grantor agrees not to change, or permit to be changed, the location of its chief executive office or of its registered office in Louisiana or its federal employer identification number unless all filings under the Uniform Commercial Code or otherwise that are required by the Revolving Credit Agreement to be made have been made and the Collateral Agent has a valid, legal and perfected security interest in the Collateral subject to no liens, other than liens permitted by Section 7.02 of the Revolving Credit Agreement.

            20. SECURITY INTEREST ABSOLUTE. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Revolving Credit Agreement or Term Loan Guarantee and any other Loan Document, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Revolving Credit Agreement or Term Loan Guarantee and any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor in respect of the Obligations or in respect of this Agreement.

            21. NO WAIVER. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Collateral Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The Collateral Agent and the Lenders and the Term Loan Lenders shall not be deemed to have waived any rights hereunder or under any other agreement or instrument unless such waiver shall be in writing and signed by such parties.

            22. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT. Except as otherwise provided herein, the Grantor hereby appoints the Collateral Agent the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.

            23. COLLATERAL AGENT'S FEES AND EXPENSES. The Grantor agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the fees and expenses of its counsel and of any experts or agents, that the Collateral Agent may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (d) the failure by the Grantor to perform or observe any of the provisions hereof. In addition, the Grantor will upon demand pay to the Collateral Agent such reasonable fees (in addition to its expenses) for its service as Collateral Agent as may be agreed from time to time between the Collateral Agent and the Grantor. Any such amounts payable as provided hereunder or thereunder shall be additional Obligations secured hereby.

            24.  Intentionally Omitted.

            25. NEW SECURITY AGREEMENT. At the request of the Collateral Agent, the Grantor shall enter into a separate security agreement pursuant to which the Grantor shall create and grant a Term Loan Security Interest to the Collateral Agent, for the benefit of the Term Loan Lenders, to secure the payment or performance of the Term Loan Obligations.

            26. BINDING AGREEMENT; ASSIGNMENTS. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Grantor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Collateral Agent as Collateral under this Agreement, except as contemplated by this Agreement or the Revolving Credit Agreement and the Term Loan Guarantee.

            27. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

            28. LIMITATIONS ON INVENTORY. The Grantor and the Collateral Agent agree that the term, Inventory, as used herein, does not include, and shall never be deemed or construed to include, any of the properties, rights or interests (a) that have been mortgaged to First National Bank of Commerce, as Trustee (the "Trustee"), pursuant to the First Mortgage Indenture, including (i) all bearings, rolls, guides and stores that relate to machinery and equipment mortgaged to the Trustee pursuant to the First Mortgage Indenture, (ii) all licenses, franchises, permits, patents, patent rights, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals and operating standards relating to or used in the operation of the Grantor's business and all trade secret rights, rights in works of authorship and contract rights relating to computer software programs in whatever form created or maintained, and (iii) all proceeds of the properties, rights and interests referred to in clauses (i) and (ii) above, or (b) that have been granted to the Trustee pursuant to the First Mortgage Indenture.

            29. NOTICES. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Revolving Credit Agreement and Section 11 of the Term Loan Guarantee.

            30. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            31. SECTION HEADINGS. Section headings used herein are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            32. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall be effective when a counterpart which bears the signature of the Grantor shall have been delivered to the Collateral Agent.

            33. TERMINATION. This Agreement and the Security Interest shall terminate when all the Obligations have been indefeasibly paid in full, when the Lenders have no further commitment to lend under the Revolving Credit Agreement and the Term Loan Guarantee is no longer in effect and all amounts payable under the Term Loan Guarantee have been indefeasibly paid in full, at which time the Collateral Agent shall execute and deliver to the Grantor all Uniform Commercial Code termination statements and similar documents prepared by the Grantor which the Grantor shall reasonably request to evidence such termination.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                               BAYOU STEEL CORPORATION

                                               By: ____________________________
                                                   Name:
                                                   Title:

                                               CHEMICAL BANK, as Collateral
                                               Agent

                                               By: ____________________________
                                                   Name:
                                                   Title:

                                                                     Schedule I
                             LOCATIONS OF COLLATERAL

River Road                          Receivables and
La Place, LA 70069                  Inventory

108 & The Calumet River             Inventory
Chicago, IL 60617

Leetsdale Industrial Park           Inventory
Leetsdale, PA 15056

790 Ft.Gibson Road                  Inventory
Catoosa, OK 74015

                                                                    Schedule II
                  CHIEF EXECUTIVE OFFICES

                  P.O. Box 5000
                  La Place, LA 70069-1156

                  River Road
                  La Place, LA 70069

                  REGISTERED OFFICE

                  8550 United Plaza Boulevard
                  Baton Rouge, Louisiana 70809